Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

DAY ONE BIOPHARMACEUTICALS, INC.

AND

IPSEN PHARMA SAS

JULY 23, 2024

37942/00605/FW/20045121.1

Confidential Execution Version

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of July 23, 2024 (the “Effective Date”), by and between Day One Biopharmaceuticals, Inc., a Delaware corporation located at 2000 Sierra Point Parkway, Suite 501, Brisbane, CA 94005 (“Day One”) and Ipsen Pharma SAS, a French corporation located at 65 Quai Georges Gorse, 92100 Boulogne- Billancourt, France (“Licensee”). Day One and Licensee may be referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Day One is a biopharmaceutical company that owns or controls certain intellectual property relating to tovorafenib, an oral, small molecule type II RAF inhibitor, which Day One is currently developing and commercializing in the United States under the brand name “OJEMDA” for pediatric low-grade glioma (pLGG);

WHEREAS, Licensee is a global pharmaceutical company with expertise in developing and commercializing pharmaceutical products;

WHEREAS, Licensee desires to obtain from Day One an exclusive license to develop and commercialize Licensed Products (as defined herein) in the Licensee Territory (as defined herein), and Day One is willing to grant such a license to Licensee in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

Article 1

DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, and any cognates or correlatives thereof, whether used in the singular or plural, shall have the meanings specified.

1.1
“Accounting Standards” means IFRS (as defined below) consistently applied by the applicable Party or other entity in maintaining its books and records, or with respect to Day One, the then United States of America generally accepted accounting principles (“U.S. GAAP”). Each accounting term used herein that is not specifically defined herein should be determined in accordance with IFRS accounting principles, as consistently applicable at the time where these amounts are calculated, or with respect to Day One, the U.S. GAAP.
1.2
“Acquirer” means a Third Party that acquires a Party through a Change of Control, together with any Affiliates of such Third Party existing immediately prior to the consummation of the Acquisition. For clarity, an “Acquirer” of a Party shall exclude the Party and all of its Affiliates existing immediately prior to the consummation of the Acquisition.
1.3
“Additional Studies for the Initial Field” has the meaning set forth in Section 4.2.2.
1.4
“Affiliate” means, with respect to an entity, any entity directly or indirectly controlled by, controlling, or under common control with such entity, regardless of whether such entity is or becomes an

37942/00605/FW/20045121.1

Confidential Execution Version

Affiliate on or after the Effective Date, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of fifty percent (50%) or more (or the maximum ownership interest permitted by Applicable Law giving control) of the voting securities or other ownership or general partnership interest (whether directly or indirectly) or other comparable equity interests in an entity.
1.5
“Alliance Manager” has the meaning set forth in Section 3.7.
1.6
“AMF” has the meaning set forth in Section 7.5.2.
1.7
“ANDA” has the meaning set forth in Section 8.4.2(e).
1.8
“Applicable Law” means all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement including, GCP, GLP and GMP).
1.9
“Arising Know-How” means any and all Know-How, including Clinical Data, generated, developed, conceived, reduced to practice or otherwise made during the Term by or on behalf of a Party either solely or jointly, its Affiliates or respective (sub)licensees (or any Third Party acting on their behalf) in the performance of activities or exercise of rights under this Agreement.
1.10
“Audited Party” has the meaning set forth in Section 6.11.
1.11
“Auditing Party” has the meaning set forth in Section 6.11.
1.12
“Business Day” means a day other than any Saturday, Sunday or other day on which banking institutions in San Francisco, CA, USA and Paris, France are authorized or required by Applicable Law to remain closed.
1.13
“Calendar Quarter” means any of the three (3) consecutive calendar month periods beginning on January 1, April 1, July 1 or October 1 of any Calendar Year, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first full Calendar Quarter thereafter, and the last Calendar Quarter shall end on the last day of the Term.
1.14
“Calendar Year” means any of the twelve (12) consecutive calendar month periods beginning on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Effective Date and end on the first December 31 to occur after the Effective Date, and the last Calendar Year shall end on the last day of the Term.
1.15
“CDA” has the meaning set forth in Section 7.4.
1.16
“CDx Agreement” has the meaning set forth in Section 5.5.
1.17
“CE Marking Approval” means, with respect to the [*] CDx, completion of all conformity assessment procedures required under the Directive 98/79/EC of the European Parliament and of the Council of October 27, 1988 on in vitro diagnostic medical devices, as amended from time to time, and as implemented in the EU member states (“IVD Directive”) or Regulation (EU) 2017/746 of the

Confidential Execution Version

European Parliament and of the Council of April 5, 2017 on in vitro diagnostic medical devices and repealing Directive 98/79/EC and Commission Decision 210/227/EU (“IVD Regulation”), as applicable, including obtaining any necessary certifications by the relevant Governmental Authority of the conformity of an in vitro diagnostic medical device with the requirements of the IVD Directive or IVD Regulation, as applicable, and applicable harmonized standards necessary for the manufacturer of such device to affix a CE mark and place such device on the market in the EU.
1.18
“Change of Control” means, with respect to a Person (an “Acquired Person”), the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of fifty percent (50%) or more of the voting shares of such Acquired Person who did not own fifty percent (50%) or more of the voting shares of such Acquired Person immediately prior to the occurrence of the event; (b) such Acquired Person consolidates with or merges into or with another Person pursuant to a transaction in which fifty percent (50%) or more of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Acquired Person immediately preceding such consolidation or merger; or (c) such Acquired Person sells or transfers to another Person all or substantially all of its assets. With regard to the foregoing clause (a) or (b), a Change of Control will be deemed to occur if a Third Party has the power, directly or indirectly, to direct or cause the direction of the management of a Party, regardless of whether such Third Party holds beneficial ownership of more than fifty percent (50%) of the voting shares. Notwithstanding the foregoing, (i) a transaction or series of transactions effected for the primary purpose of financing the operations of such Person including the issuance or sale of securities for financing purposes less than a controlling share; (ii) internal reorganization of such Person; or (iii) changing the form or jurisdiction of organization of such Person, will not be deemed a “Change in Control” for purposes of this Agreement.
1.19
“Clinical Data” means any and all data generated in a Clinical Trial for the Licensed Product conducted by or on behalf of a Party or any of its Affiliates or (sub)licensees in any Indication in accordance with this Agreement, including all clinical trial reports for such Clinical Trial.
1.20
“Clinical Trial” means a clinical study involving the administration of a pharmaceutical or biological product to a human.
1.21
“Closing Date” has the meaning set forth in the Investment Agreement annexed at Schedule 6.2.
1.22
“CMC” means chemistry, manufacturing and controls.
1.23
“CMC Subcommittee” has the meaning set forth in Section 3.8.
1.24
“CMO” means a Third Party contract manufacturing organization or Third Party contract development and manufacturing organization.
1.25
“Combination Product” means a pharmaceutical product that [*]
1.26
“Combination Therapy” means a therapy comprising [*].
1.27
“Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by Licensee or Day One in connection with an obligation hereunder, those efforts and resources [*].
1.28
“Committee” has the meaning set forth in Section 3.3.1.

Confidential Execution Version

1.29
“Common Stock” has the meaning set forth in Section 6.2.
1.30
“Competing Product” means [*].
1.31
“Competitive Infringement” has the meaning set forth in Section 8.4.1.
1.32
“Confidential Information” has the meaning set forth in Section 7.1.
1.33
“Control” means, subject to Section 2.1.6, with respect to any Know-How, Regulatory Materials, Patent Rights or other rights, the possession by a Party or any of its Affiliates of the legal authority or right (whether by ownership, license or otherwise, other than by operation of the licenses and other grants in this Agreement) to grant to the other Party a license, sublicense, right to use or right to access such Know-How, Regulatory Material, Patent Right or other right without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such license, sublicense, right to use or right to access. Notwithstanding the foregoing, in the event a Party or its Affiliate undergoes a Change of Control transaction, then [*].
1.34
“CRO” means a Third Party contract research organization.
1.35
“Corporate Name” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of a Party that are associated with such Party’s business name or corporate identity.
1.36
“Cover” means (a) with respect to a claim of an issued Patent Right and a compound or product, that the manufacture, use, offer for sale, sale or importation of such compound or product would infringe such claim in the country in which such activity occurs (absent a license to or ownership thereof), or (b) with respect to a claim of a pending Patent Right and a compound or product, that the manufacture, use, offer for sale, sale or importation of such compound or product would, if such claim were to issue in its current form, infringe such claim in the country in which such activity occurs (absent a license to or ownership thereof).
1.37
“Data Protection Laws” has the meaning set forth in Section 9.3.1.
1.38
“Day One Arising Know-How” means all Arising Know-How generated, developed, conceived, reduced to practice or otherwise made by Day One or its Affiliates or Sublicensees (or any Third Party acting on their behalf).
1.39
“Day One Arising Patents” means all Patent Rights that claim Day One Arising Know-How.
1.40
“Day One CMO” has the meaning set forth in Section 5.6.1.
1.41
“Day One CMO Agreement” has the meaning set forth in Section 5.6.1.
1.42
[*]
1.43
[*]
1.44
“Day One Indemnitee” has the meaning set forth in Section 10.1.
1.45
[*]

Confidential Execution Version

1.46
“Day One Know-How” means all Know-How Controlled by Day One or any of its Affiliates as of the Effective Date or during the Term that is necessary to develop, manufacture or commercialize the Licensed Product in the Field. For clarity, Day One Know-How shall include Day One Arising Know How.
1.47
“Day One Marks” has the meaning set forth in Section 8.7.1 and as listed in Schedule 8.7.1.
1.48
“Day One Patents” means all Patent Rights Controlled by Day One or any of its Affiliates as of the Effective Date or during the Term that are necessary to develop, manufacture or commercialize the Licensed Product in the Field. The Day One Patents existing as of the Effective Date are listed on Schedule 1.48 hereto. For clarity, Day One Patents shall include Day One Arising Patents.
1.49
“Day One Retained Rights” has the meaning set forth in Section 2.1.4.
1.50
“Day One Technology” means the Day One Know-How, Day-One Patents and Day One’s and its Affiliates’ interests in any Joint Arising Know-How and Joint Arising Patents.
1.51
“Day One Territory” means the United States.
1.52
“Dispute” has the meaning set forth in Section 12.5.1.
1.53
“Distributor” means any Third Party that purchases Licensed Product from Licensee, its Affiliates or Sublicensees for distribution and sale in a particular country or region in the Licensee Territory and [*].
1.54
“Divestiture” or “Divest” means[*].
1.55
“DPA” has the meaning set forth in Section 2.8.
1.56
“Drug Master File” means any (a) drug master files filed with the FDA with respect to the Licensed Product, (b) active substance master file (“ASMF”) filed with the EMA, and (c) equivalent filing in other countries in the Licensee Territory.
1.57
“Early Access Program” means the administration of the Licensed Product, prior to the receipt of Regulatory Approval, to named patients to provide access between availability of positive risk/benefit data and commercial availability. Early Access Programs include expanded access programs to patients outside of a Clinical Trial or after completion of a Clinical Trial for patients who do not meet the Clinical Trial enrollment criteria such as the “Expanded Access to the Oral Pan-RAF Inhibitor DAY101 in Pediatric Patients With RAF-Altered, Relapsed or Refractory Low-Grade Glioma” (NCT05760586), named patient programs/named patient supply (“NPP(s)”), temporary authorization for use, and compassionate use programs. For clarity, an Early Access Program may continue to be temporarily performed in a country following the receipt of Regulatory Approval, and costs may continue to be incurred in accordance with the performance of such Early Access Program after Regulatory Approval.
1.58
“Electronic Delivery” has the meaning set forth in Section 12.13.
1.59
“EMA” means the European Medicines Agency or any successor entity thereto.
1.60
“Enforcement Action” has the meaning set forth in Section 8.4.2.

Confidential Execution Version

1.61
“EU5” means each of France, Germany, Italy, Spain and the United Kingdom.
1.62
“European Union” or “EU” means the European Union.
1.63
“Executive Officers” means a member of senior executive management of a Party who is designated by such Party to resolve Disputes or any other issue referred to them under this Agreement and that has decision-making authority on behalf of the applicable Party.
1.64
“Existing Early Access Programs” has the meaning set forth in Section 4.2.8.
1.65
“Existing Early Access Handover Date” has the meaning set forth in Section 4.2.8.
1.66
“Existing Early Access Program Revenues” has the meaning set forth in Section 4.2.8.
1.67
“Existing In-License Agreement(s)” means the: [*].
1.68
“Excluded Sales” has the meaning set forth in Section 1.123.
1.69
[*]
1.70
“FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.71
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as may be amended from time to time.
1.72
“[*] CDx” has the meaning set forth in Section 5.5.
1.73
“[*] CDx Milestone Event” has the meaning set forth in Section 6.4.
1.74
“[*] CDx Milestone Payment” has the meaning set forth in Section 6.4.
1.75
“Field” means all Indications for the diagnosis or treatment for all diseases and conditions, including, without limitation, (i) first line pLGG and (ii) relapsed or refractory treatment of pLGG in patients six (6) months and older in the U.S. (or equivalent Indication in the Licensee Territory) (clause (i) and (ii), the “Initial Field”). The foregoing definition of the Field shall be [*].
1.76
“FIREFLY-1 Study” means the Clinical Trial currently being conducted by Day One for the Licensed Product in pediatric and young adult patients with RAF-altered, relapsed or progressive low-grade glioma and advanced solid tumors (NCT04775485).
1.77
“FIREFLY-2 Study” means the Clinical Trial currently being conducted by Day One for the Licensed Product in first line pLGG and having the protocol entitled “DAY101 vs. Standard of Care Chemotherapy in Pediatric Patients With Low-Grade Glioma Requiring First- Line Systemic Therapy” (NCT05566795).
1.78
“First Commercial Sale” means, with respect to a Licensed Product and country, the first sale of such Licensed Product by or on behalf of Licensee, its Affiliates or Sublicensees to a Third Party for distribution, use or consumption in such country after Regulatory Approval (including, solely for the purposes of applicable Launch Milestone Events, any required Pricing and Reimbursement Approvals) has been obtained for such Licensed Product in such country, but excluding any Excluded Sales (as defined below).

Confidential Execution Version

1.79
“Force Majeure” has the meaning set forth in Section 12.6.
1.80
“FTE” means the equivalent of a full-time individual’s work in a Calendar Year (consisting of a total of [*] per Calendar Year. Any person who devotes more or less than [*] per Calendar Year on the applicable activities under this Agreement shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [*]. FTEs will be pro-rated on a daily basis if necessary. For avoidance of doubt, the hours spent by Day One temporary workers and contractors on applicable activities may be treated as FTE on a pro-rata basis. FTE shall be determined in accordance with a standard software system, as reasonably acceptable to Licensee which includes tracking of individuals’ full-time hours using standard practices and normal systems and methodologies. Over-time work will not be counted with any multiplier toward the number of hours that are used to calculate the FTE contribution. No hours shall be allocated for time spent by an individual on projects that are not directed to performing the activities under this Agreement. For example, if an individual spent 25 hours of their time on the applicable work under this Agreement and 75 hours of their time on projects outside of the Agreement, then the Party would record such time for such individual as [*] of an FTE for purposes of this Agreement.
1.81
“FTE Rate” means an initial rate of (a) with respect to Day One’s personnel, [*] per FTE per Calendar Year which rate shall apply through January 1st, 2025. Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”), (changes based on the change in the CPI from the most recent applicable index available as of the Effective Date to the most recent applicable index available as of the date of the calculation of such revised FTE Rate).
1.82
“Future Clinical Trial” has the meaning set forth in Section 4.2.7.
1.83
“GCP” means the applicable then-current standards for clinical activities for pharmaceuticals or biologicals, as set forth in the FFDCA and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with, with respect to work performed in a country other than the United States, any similar standards of good clinical practice as are required by any Regulatory Authority in such country.
1.84
“Generic Product” means, with respect to the Licensed Product and a country, any pharmaceutical product other than the Licensed Product that is (a) approved by way of an expedited or abbreviated regulatory mechanism by the relevant Regulatory Authority in such country based on bioequivalence or interchangeability with the Licensed Product in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of the Licensed Product as a substitutable generic for such Product, and (b) is sold in such country by a Third Party that is not a Sublicensee of Licensee or any of its Affiliates and that did not purchase such product in a chain of distribution that included Licensee or any of its Affiliates or Sublicensees. For clarity, Generic Product also include “Hybrid Product” which means any pharmaceutical product, other than the Licensed Product, but containing the same active ingredient that has been approved for sales by a Regulatory Authority for the same indication and sold in the Licensee Territory, independently of Licensee, its Affiliates and its Sublicensees, for which a bio-equivalence cannot be shown or which differs from the Licensed Product in indication, strength, pharmaceutical form or route of administration and whose approval depends partly on the safety and efficacy data for the Licensed Product and partly on new data from clinical trials.
1.85
“Global Development Plan” means a written global development plan relating to any global Clinical Trials conducted by Day One in the Licensee Territory and the Day One Territory and any Future Clinical Trials. The initial version of the Global Development Plan is attached herein as Exhibit B.

Confidential Execution Version

1.86
“GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the FFDCA and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with, with respect to work performed in a country other than the United States, any similar standards of good laboratory practice as are required by any Regulatory Authority in such country.
1.87
“GMP” means the applicable then-current standards for manufacturing activities for pharmaceuticals or biologicals, as set forth in (a) the FFDCA and any regulations or guidance documents promulgated thereunder, as amended from time to time in the United States, (b) any similar standards of good manufacturing practice as are required by any Regulatory Authority such as “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, or International Council for Harmonization GMP Guidelines, including ICH Q7, and (c) all Applicable Laws promulgated by any Governmental Authority of the other jurisdiction of the Licensee Territory such as Japan or Brazil having jurisdiction over the manufacture of any Licensed Compound or Licensed Product, as applicable as each may be amended from time to time.
1.88
“Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.89
“ICC” has the meaning set forth in Section 12.5.2(b).
1.90
“IFRS” means International Financial Reporting Standards adopted by the European Union as issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.
1.91
“IND” means an investigational new drug application, clinical trial authorization application or similar application or submission (including any supplements of any of the foregoing) filed with or submitted to a Regulatory Authority for approval to conduct Clinical Trials of a pharmaceutical product. Specifically for an IND submitted to the FDA, pursuant to U.S. 21 C.F.R. Part 312. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).
1.92
“Indemnified Party” has the meaning set forth in Section 10.3.1.
1.93
“Indemnifying Party” has the meaning set forth in Section 10.3.1.
1.94
“Indication” means any separate and distinct disease or medical condition in humans. For purposes of this Agreement[*].
1.95
“Initial Assistance Period” has the meaning set forth in Section 4.1.
1.96
“Initial Field” has the meaning set forth in Section 1.75.
1.97
“Investment Agreement” has the meaning set forth in Section 6.2.
1.98
“Joint Arising Know-How” means all Arising Know-How generated, developed, conceived, reduced to practice or otherwise made jointly by (a) Licensee, its Affiliates or Sublicensees (or

Confidential Execution Version

any Third Party acting on their behalf), and (b) Day One or its Affiliates or Sublicensees (or any Third Party acting on their behalf).
1.99
“Joint Arising Patents” means all Patent Rights that Cover Joint Arising Know-How.
1.100
“JSC” has the meaning set forth in Section 3.1.
1.101
“Know-How” means any proprietary or confidential scientific or technical information, inventions, discoveries, results and data, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know- how, trade secrets, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and non- clinical and clinical test data, Clinical Data, physical and analytical data, regulatory data, safety data, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process, CMC information and development information, results and data. “Know- How” excludes physical substances.
1.102
“Launch Milestone Event” has the meaning set forth in Section 6.3.
1.103
“Launch Milestone Payment” has the meaning set forth in Section 6.3.
1.104
“License” has the meaning set forth in Section 2.1.
1.105
“Licensed Compound” means the small molecule known as “tovorafenib”, as described in more detail in Exhibit A hereto.
1.106
“Licensed Product” means any pharmaceutical preparation, in any presentation, dosage strength, route of administration and formulation, that contains the Licensed Compound as a sole active ingredient, including the pharmaceutical preparation being developed and commercialized by Day One as of the Effective Date in the Initial Field in the U.S. for patients 6 months and older under the brand name “OJEMDA” (tovorafenib), as described in more detail in Exhibit A hereto. The foregoing definition of the Licensed Product shall be [*].
1.107
“Licensed Product Promotional Materials” means advertising, marketing or promotional materials for the Licensed Product that are generated by or on behalf of a Party, its Affiliates or (sub)licensees in connection with commercializing the Licensed Product.
1.108
“Licensee Arising Know-How” means all Arising Know-How generated, developed, conceived, reduced to practice or otherwise made solely by Licensee, its Affiliates or Sublicensees (or any Third Party acting on their behalf).
1.109
“Licensee Arising Patents” means all Patent Rights that Cover Licensee Arising Know-How.
1.110
“Licensee Indemnitee” has the meaning set forth in Section 10.2.
1.111
“Licensee Technology” means the Licensee Arising Know-How, Licensee Arising Patents and Licensee’s and its Affiliates’ interest in any Joint Arising Know-How and Joint Arising Patents.

Confidential Execution Version

1.112
“Licensee Territory” means worldwide, excluding the Day One Territory.
1.113
“Licensee Territory Commercialization Plan” has the meaning set forth in Section 5.2.
1.114
“Licensee Territory Development Plan” has the meaning set forth in Section 4.2.3.
1.115
[*]
1.116
“Licensee Territory-Specific Clinical Trial” means, with respect to a particular dosage strength, route of administration, formulation, presentation or Indication of a Licensed Product, in each case that [*] a Clinical Trial of the Licensed Product for such dosage strength, route of administration, formulation, presentation or Indication in a country or jurisdiction of the Licensee Territory conducted to obtain or maintain Regulatory Approval of such Licensed Product for the exclusive benefit of such country or jurisdiction of the Licensee Territory, such as a bridging/clinical study, a post-marketing commitment study or a post-marketing surveillance study; provided that [*].
1.117
“Losses” has the meaning set forth in Section 10.1.
1.118
“Major Market” means [*].
1.119
“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 5.6.2.
1.120
“Manufacturing Technology Transfer Budget” has the meaning set forth in Section 5.6.2.
1.121
“Manufacturing Technology Transfer” has the meaning set forth in Section5.6.2.
1.122
“Marketing Authorization Application” or “MAA” means a Marketing Authorization Application filed with the EMA under the centralized or decentralized EMA filing procedure to gain approval to market a pharmaceutical product in the EU, or any equivalent application or request for authorization filed in support of approval to market a pharmaceutical product in any country, in each case including any amendments and supplements thereto.
1.123
[*]
1.124
“New Early Access Programs” has the meaning set forth in Section 4.2.8(b).
1.125
[*]
1.126
“NPP(s)” has the meaning set forth in Section 1.57.
1.127
“ODD Status” mean a designation under Section 526 of the Federal Food, Drug, and Cosmetic Act as amended by section 2 of the Orphan Drug Act (sections 525-528 (21 U.S.C. 360aa-360dd)) or any grant of a corresponding designation by a corresponding Regulatory Authority in the Licensee Territory.
1.128
“Out-of-Pocket Expenses” means all costs and expenses actually paid by a Party or its Affiliate to any Third Party, without mark-up and including Third Party contract costs required to perform the relevant activity(ies), other than to internal employees or consultants of such Party or its Affiliates.
1.129
“Patent Right(s)” means all patents and patent applications (including any certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of

Confidential Execution Version

invention and priority rights) in any country or other jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications, including requests for continued examination, divisional applications and renewals, and all letters, patents or certificates of invention granted thereon, and all reissues, reexaminations, term extensions, term adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or other jurisdiction.
1.130
“Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or governmental or political subdivision thereof.
1.131
“Personal Data” has the meaning set forth in Section 9.3.1.
1.132
“Pharmacovigilance Agreement” has the meaning set forth in Section 4.4.
1.133
“Pricing and Reimbursement Approval” means any approval, agreement, determination or decision establishing prices that (a) can be charged to consumers for a pharmaceutical product in a country where Governmental Authorities approve or determine such pricing for pharmaceutical products, or (b) will be reimbursed by Governmental Authorities for a pharmaceutical product in a country where Governmental Authorities approve or determine such reimbursement pricing pharmaceutical products.
1.134
“Proposal” has the meaning set forth in Section 4.2.7.
1.135
“Prosecution and Maintenance” means, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues and appeals with respect to such Patent Right, together with the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent Right, but excluding the defense of challenges to such Patent Right as a counterclaim in an infringement proceeding) with respect to the particular Patent Right, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates with respect to such Patent Right and the like. For clarification, “Prosecution and Maintenance” does not include any other enforcement actions taken with respect to a Patent Right.
1.136
“Publication” has the meaning set forth in Section 7.6.1.
1.137
“Regulatory Approval” means, (a) with respect to a given pharmaceutical product and a given country or other jurisdiction, all approvals, licenses, registrations, or authorizations of the applicable Regulatory Authority necessary to sell or offer for sale such pharmaceutical product in such country or other jurisdiction, such as MAA approval and, if required prior to the initiation of selling or offering to sell such pharmaceutical product in such country or jurisdiction, Pricing and Reimbursement Approval or (b) with respect to an in vitro diagnostic product and a given country or other jurisdiction, all approvals, licenses, registrations, or authorizations of the applicable Regulatory Authority necessary to sell or offer for sale such in vitro diagnostic product in such country or jurisdiction, including without limitation, any required certificate of conformity from a notified body and the manufacturer’s formal declaration of conformity that the in vitro diagnostic product complies with requirements from CE marking (or UKCA marking as applicable).
1.138
“Regulatory Authority” means any applicable Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product, including any Governmental Authority having the authority to grant Regulatory Approval or Pricing Approval.

Confidential Execution Version

1.139
“Regulatory Exclusivity” means, with respect to a given pharmaceutical product and a given country, a period of exclusivity (other than exclusivity due to Patent Rights) granted or afforded under Applicable Law or by a Regulatory Authority in such country or other jurisdiction that prevents the Regulatory Approval or marketing of any Generic Product of such product in such country, such as new chemical entity, orphan drug or pediatric exclusivity granted or afforded pursuant to the FFDCA or any corresponding foreign law or regulations; provided however that all Regulatory Exclusivity with respect to a Licensed Product in any country in the Licensee Territory will be deemed expired whenever a first Generic Product is approved in such country.
1.140
“Regulatory Materials” means any and all regulatory submissions, registrations, applications, authorizations and approvals made to or with any Regulatory Authority for the development (including the conduct of Clinical Trials), manufacture, or commercialization of a pharmaceutical product or an in vitro diagnostic product, as applicable, together with all related correspondence made to or received from any Regulatory Authority in connection therewith, including any Regulatory Approval such as INDs, NDAs, MAAs, CTAs, Pricing and Reimbursement Approvals and drug master files and any equivalents of any of the foregoing.
1.141
“Regulatory Meeting” has the meaning set forth in Section 4.6.2.
1.142
[*]
1.143
“Remedial Action” has the meaning set forth in Section 4.5.
1.144
[*]
1.145
“Review Period” has the meaning set forth in Section 7.6.2.
1.146
“ROFN” has the meaning set forth in Section 2.4.
1.147
“ROFN Exercise Notice” has the meaning set forth in Section 2.4.
1.148
“ROFN Exercise Period” has the meaning set forth in Section 2.4.
1.149
“ROFN Negotiation Period” has the meaning set forth in Section 2.4.
1.150
“ROFN Offer Notice” has the meaning set forth in Section 2.4.
1.151
“Royalty Term” means, on a Licensed Product-by-Licensed Product and country- by-country basis, the period beginning on the First Commercial Sale of such Licensed Product in such country until the latest of: (a) the expiration of the last Valid Claim within the Day One Patents that Covers such Licensed Product as it is sold in such country, (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country, and (c) termination or expiration of all Regulatory Exclusivities for such Licensed Product in such country.
1.152
“Sales Milestone Event” has the meaning set forth in Section 6.4.
1.153
“Sales Milestone Payment” has the meaning set forth in Section 6.4.
1.154
“Securities Regulations” has the meaning set forth in Section 7.5.2.
1.155
“Securities Regulator” has the meaning set forth in Section 7.5.2.

Confidential Execution Version

1.156
“Segregate” means, with respect to a Competing Product, [*].
1.157
“Semi-Finished Product” has the meaning set forth in Section 5.6.1.
1.158
“Subcontractor” has the meaning set forth in Section 2.1.3.
1.159
“Sublicensee” means a Third Party that is granted a sublicense to any of the rights granted to Licensee under the License with respect to the Licensed Products in the Licensee Territory, provided that “Sublicensee” shall exclude Distributor(s).
1.160
“Supply Agreement” has the meaning set forth in Section 5.6.1.
1.161
“Supply Contact” has the meaning set forth in Section 3.8.
1.162
“[*].
1.163
“Technology Transfer” has the meaning set forth in Section 4.1.
1.164
“Term” has the meaning set forth in Section 11.1.
1.165
“Third Party” means any Person, other than a Party or an Affiliate of a Party.
1.166
“Third Party Claim” has the meaning set forth in Section 10.1.
1.167
“[*].
1.168
“Third Party Infringement Claim” has the meaning set forth in Section.
1.169
“Third Party Payments” has the meaning set forth in Section 6.6.2(b).
1.170
“Transaction” has the meaning set forth in Section 2.4.
1.171
“Transfer Price” has the meaning set forth in Schedule 5.6.
1.172
“Transition Services” has the meaning set forth in Section 4.1.2.
1.173
“Transition Service Agreement” has the meaning set forth in Section 4.1.2.
1.174
“United States” or “U.S.” means the United States of America and its territories and possessions.
1.175
“Upfront Fee” has the meaning set forth in Section 6.1.
1.176
“USD” or “Dollars” means United States dollars.
1.177
“Valid Claim” means (a) a claim of any issued and unexpired patent whose validity, enforceability or patentability has not, in the county of issuance, been rendered invalid by any of the following: (i) irretrievable lapse, abandonment, revocation, cancellation, dedication to the public or disclaimer; or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, Governmental Authority, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim of a pending patent application, provided that if such claim does

Confidential Execution Version

not issue as a valid and enforceable claim [*], such claim shall cease to be a Valid Claim for the purposes of the Agreement unless and until it is actually issued (from and after which time such claim once issued would be deemed a Valid Claim) and has not been abandoned or finally disallowed without the possibility of appeal.
1.178
“VAT” has the meaning set forth in Section 6.12.2.
1.179
[*]
1.180
[*]
1.181
“Wholesaler” means any Third Party that purchases bulk quantities of Licensed Product directly from Licensee, its Affiliates or Sublicensees for resale in smaller quantities to multiple customers in a particular country or region in the Licensee Territory and [*].
1.182
“Withholding Taxes” has the meaning set forth in Section 6.12.1.
Article 2

LICENSE
2.1
License Grant to Licensee.
2.1.1
License Grant. Subject to the terms and conditions of this Agreement, during the Term, Day One, on behalf of itself and its Affiliates, hereby grants to Licensee an exclusive (even as to Day One and its Affiliates, subject to Section 2.1.4), transferable (solely in accordance with Section 12.1), sublicensable (solely in accordance with Section 2.1.2), royalty- bearing license under the Day One Technology to make, have made, use, import, offer for sale, sell and otherwise clinically develop and perform related regulatory activities, manufacture and commercialize the Licensed Products in the Field in the Licensee Territory (the “License”). For clarity, the License [*]
2.1.2
Right to Sublicense. Licensee shall have the right to grant sublicenses of the License through multiple tiers to Third Parties:
(a)
to an Affiliate of Licensee [*];
(b)
to any Sublicensee or Distributor [*];
(c)
[*].

All Sublicensees and Distributors shall be subject to a written agreement [*]. Licensee shall remain responsible and liable to Day One for the performance of all Sublicensees and Distributors to the same extent as if such activities were conducted by Licensee. [*]. Licensee shall remain responsible and liable to Day One for the performance of all Sublicensees and Distributors in compliance with the terms and conditions of this Agreement to the same extent as if such activities were conducted by Licensee.

2.1.3
Right to Subcontract. Licensee may subcontract the performance of any of its obligations under this Agreement to one or more Third Party subcontractors without Day One’s prior consent (each such Third Party a “Subcontractor”). All Subcontractors, including Wholesalers, shall be subject to a written agreement [*]. Licensee shall remain responsible and liable to Day One for the performance of all Subcontractors with the terms and conditions of this Agreement to the same extent as if such activities were conducted by Licensee.

Confidential Execution Version

2.1.4
Day One Retained Rights. Day One (on behalf of itself and its Affiliates) retains the rights to practice the Day One Technology (a) to perform its obligations or exercise its rights under this Agreement, including with respect to manufacturing the Licensed Compound or Licensed Product and to conduct the FIREFLY-2 Study and FIREFLY-1 Study and Future Clinical Trials for the Licensed Product in both the Day One Territory and Licensee Territory under the Global Development Plan, and (b) outside the scope of the License (the “Day One Retained Rights”).
2.1.5
Existing In-Licenses.

[*]

2.1.6
Third Party License.

[*]

2.2
License Grant to Day One.
2.2.1
Subject to the terms and conditions of this Agreement, during the Term, Licensee, on behalf of itself and its Affiliates, hereby grants to Day One:
(a)
an exclusive (even as to Licensee and its Affiliates, subject to Section 2.2.3), transferable (solely in accordance with Section 12.1), sublicenseable through multiple tiers, royalty-free license under the Licensee Technology to (a) develop, make, have made, use, import, offer for sale, sell, and commercialize the Licensed Products in the Field in the Day One Territory or (b) otherwise exercise the Day One Retained Rights;
(b)
a co-exclusive (with Licensee and its Affiliates), royalty-free, fully paid-up, transferable (solely in accordance with Section 12.1), sublicenseable through multiple tiers, license under the Licensee Technology to develop the Licensed Products in the Licensee Territory under the Global Development Plan; and
(c)
an exclusive (even as to Licensee and its Affiliates), royalty-free, fully paid-up, transferable (solely in accordance with Section 12.1), sublicenseable through multiple tiers, license under the Licensee Technology to make and have made the Licensed Compound and Licensed Products anywhere in the world.
2.2.2
Right to Sublicense. Day One shall have the right to grant sublicenses of the above license through multiple tiers for the rights granted in Section 2.2.1(a) to Third Parties:
(a)
to an Affiliate of Day One [*];
(b)
to any Third Party sublicensee [*].
2.2.3
Licensee Retained Rights. Notwithstanding the exclusive nature of the license granted to Day One in Section 2.2, Licensee retains the rights to practice the Licensee Technology outside the scope of the license granted in Section 2.2.
2.3
No Implied Licenses. Except as expressly set forth in this Agreement, neither Party nor its Affiliates, by virtue of this Agreement, shall acquire any license, right or other interest, whether by implication or otherwise, in or to any Know-How, Patent Rights, Regulatory Materials or other intellectual property rights owned or controlled by the other Party or its Affiliates.

Confidential Execution Version

2.4
ROFN. [*].
2.5
Combination Therapy; License.
2.5.1
[*].
2.5.2
[*].
2.6
Exclusivity; Change of Control.
2.6.1
Exclusivity – Non Compete.
(a)
Licensee shall not (and shall cause its Affiliates and Sublicensees not to): (i) directly or indirectly commercialize any Competing Product, or (ii) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly commercialize any Competing Product, in each case ((i) and (ii)) in any country in the Licensee Territory [*].
(b)
Day One shall not (and shall cause its Affiliates not to) directly or indirectly commercialize any Competing Product in any country in the Licensee Territory [*].
2.6.2
Exception for Change of Control. Notwithstanding Section 2.6.1, if:
(a)
Licensee or its Affiliate or Sublicensee acquires the rights to commercialize any Competing Product anywhere in the Licensee Territory [*] in each case through the acquisition of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of a Third Party or of any operating or business division of a Third Party or similar transaction) then [*];
(b)
Licensee or its Affiliate or its Sublicensee undergoes a Change of Control and the Acquirer (or its Affiliates) is at the time of the closing of such Change of Control commercializing a Competing Product anywhere in the Licensee Territory [*], then [*];
(c)
Day One or its Affiliate acquires the rights to commercialize any Competing Product anywhere in the Licensee Territory [*] in each case through the acquisition of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of a Third Party or of any operating or business division of a Third Party or similar transaction) then [*]; or
(d)
Day One or its Affiliate undergoes a Change of Control and the Acquirer (or its Affiliates) is at the time of the closing of such Change of Control or thereafter commercializing a Competing Product anywhere in the Licensee Territory [*], then [*].
2.7
No Diversion. Each Party hereby covenants that it shall not, and shall ensure, to the extent permitted by Applicable Law, that its Affiliates and its and their distributors and (sub)licensees do not, knowingly promote, market, distribute for sale, import for sale, sell or have sold the Licensed Products in the other Party’s territory. With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and its and their distributors and (sub)licensees do not: (a) knowingly engage in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other purchaser or users of the Licensed Product located in such countries in the other Party’s territory, (b) actively solicit orders for any Licensed Product from any prospective purchaser located in such countries in the other Party’s territory, or (c) knowingly sell or distribute any Licensed Product to any person in such Party’s territory who intends to sell (or has in the past sold in violation of this clause (c)) the Licensed Product in such countries in the other Party’s territory. If either Party receives any commercial

Confidential Execution Version

order for the Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory for use in the other Party’s territory, such Party shall [*]. Each Party shall not deliver (or tender) for sale (or cause to be delivered (or tendered) for sale) any Licensed Product into a country in the other Party’s territory. For clarity, [*].
2.8
Data Protection. In their capacity as independent data controllers, the Parties agree to comply with the terms of Schedule 9.3.1 to cover the collection, storage, transfer, processing and use of Personal Data by the Parties and their Affiliates as contemplated by this Agreement. In the event the Parties determine that there is a need to enter into an additional data protection agreement to cover the processing of Personal Data in connection with specific services to be performed by Day One under this Agreement, the Parties will promptly negotiate and enter into such data protection agreement prior to or concurrently to the provision of such services.
Article 3

GOVERNANCE
3.1
Joint Steering Committee.
3.1.1
Formation. Within [*], the Parties shall establish a Joint Steering Committee (the “JSC”) to serve as a forum to discuss and oversee the development, manufacture and commercialization of Licensed Products under this Agreement. The JSC shall be composed of [*], and each Party shall notify the other Party of its initial JSC representatives within [*]. Each Party may change its JSC representatives from time to time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s JSC representatives shall be employees of such Party with appropriate experience and authority within such Party’s organization.
3.1.2
Responsibilities. During the Term, the JSC shall carry out the following specific responsibilities:
(a)
[*]
(b)
[*]
(c)
[*];
(d)
[*]
(e)
[*]
(f)
[*]
(g)
[*]
(h)
[*]
(i)
[*]
(j)
[*]
(k)
[*]
(l)
perform such other functions as expressly set forth in this Agreement.

Confidential Execution Version

3.2
Joint Commercialization Committee.
3.2.1
Formation. [*], the Parties shall establish a Joint Commercialization Committee (the “JCC”) to serve as a forum to discuss and oversee the commercialization of Licensed Products under this Agreement. The JCC shall be composed of [*], [*]. Each Party may change its JCC representatives from time to time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s JCC representatives shall be employees of such Party with appropriate experience and authority within such Party’s organization.
3.2.2
Responsibilities. During the Term, the JCC shall carry out the following specific responsibilities:
(a)
[*]
(b)
[*]
(c)
[*]; and
(d)
perform such other functions as expressly set forth in this Agreement or as the JSC may request from time to time.
3.3
Composition and Meetings.
3.3.1
Additional Committees. From time to time, the JSC may establish and delegate duties to the JCC or additional committees (each a “Committee”) on an “as-needed” basis to oversee particular projects or activities, which delegations shall be reflected in the minutes of the meetings of the JSC. Such Committees may be established on an ad hoc basis for purposes of a specific project, for the life of the Licensed Product or on such other basis, and shall be constituted and shall operate as JSC may determine, provided that each Committee shall be subject to the oversight, and shall report to, the JSC. In no event shall the authority of any Committee exceed that of the JSC.
3.3.2
Composition. A reasonable number of representatives of each Party who are not committee members may attend meetings of the JSC, JCC or a Committee; provided, however, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall [*].
3.3.3
Meetings. The JSC and JCC (once established) will hold a meeting [*]. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person meetings will be determined by the Parties. [*] will distribute to the JSC or JCC members the agenda items for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept of all JSC and JCC meetings. Meeting minutes will be prepared by [*]. Minutes will be deemed approved [*].
3.4
Decision-Making. All decisions on matters that require JSC approval, [*].
3.5
Discontinuation. The JSC or JCC will disband and shall have no further authority hereunder upon [*].
3.6
Limitations on Authority. The JSC and JCC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to (a) modify or amend the terms and conditions of this Agreement, (b) waive either Party’s compliance with, or

Confidential Execution Version

determine that either Party has or has not fulfilled, the terms and conditions of this Agreement, or (c) determine any issue in a manner that would conflict with, expand, or reduce the express terms and conditions of this Agreement.
3.7
Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. The Alliance Manager will ensure communication to the JSC of all relevant matters raised by the JCC or Committees. Each Alliance Manager shall be permitted to attend meetings of the JSC, JCC and other Committees as appropriate as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC, JCC and its Committees. [*]
3.8
Supply Contacts. Each Party shall designate one (1) qualified and experienced supply chain professional to serve as that Party’s primary supply contact regarding the supply of Licensed Compound and Licensed Product within this Agreement (“Supply Contacts”) and under the direction of the JSC. Each Party may replace its Supply Contact with an alternative representative at any time with prior written notice to the other Party. Supply Contacts shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of Licensed Compound and Licensed Product under this Agreement. Both Party’s Supply Contact shall, collectively, be a Committee under the delegation of the JSC to oversee manufacturing and supply of the Licensed Compound and Licensed Product (“CMC Subcommittee”). A reasonable number of representatives of each Party who are not Committee members may attend CMC Subcommittee meetings. Each Party shall bear its own costs of its Supply Contact and participation of any additional representatives.
Article 4

DEVELOPMENT AND REGULATORY
4.1
Technology Transfer; Transition Services; and Ad-hoc Services.
4.1.1
Technology Transfer. [*]. Day One will, and will cause its Affiliates and will use reasonable efforts to cause its Third Party contractors involved in development (including regulatory activities) related to Licensed Compound or Licensed Product, to make available or otherwise disclose to Licensee, at no additional cost to Licensee: (i) copies of all documents, materials and data which are part of the existing Day One Know-How (including existing Clinical Data and a copy of the final, audited study reports from the ongoing carcinogenicity study and dissolution study for the Licensed Product once available) for the Licensed Product as listed on Schedule 4.1.1 and (ii) copies of all required Regulatory Materials in Day One’s possession and Control as of the Effective Date related to the Licensed Compound or Licensed Product listed on Schedule 4.1.1 (the “Technology Transfer”). The Parties shall cooperate and agree upon formats and procedures to facilitate the orderly and efficient Technology Transfer and Day One may effect such transfer by [*]. Day One will support the Technology Transfer (e.g., maintain the data room) for a period of [*] and during such time will answer the reasonable questions of Ipsen in connection with ensuring all documents, materials, data, and required Regulatory Materials relevant to the Technology Transfer have been properly transferred All such Day One Know-How will be provided [*]. For clarity, the Technology Transfer will not include [*]. In the event Day One has not made available to Licensee any items due under this Section 4.1.1 within the aforementioned time period, Day One shall [*].

Confidential Execution Version

4.1.2
Transition Services. Without limiting the foregoing, Day One will: (a) provide Licensee and its designees reasonable assistance with respect to the transition of the development (including regulatory matters) of the Licensed Product in the Licensee Territory to Licensee; and (b) provide Licensee and its designees with reasonable access by teleconference or in-person meetings (as mutually agreed upon) to Day One’s personnel and personnel of Day One’s Affiliates (and will use reasonable efforts to provide access to Third Party contractors involved in development (including regulatory activities) related to such Licensed Compound or Licensed Product) to assist with the transition and answer reasonable questions related to such Licensed Compound or Licensed Product (the “Transition Services”); provided, however, that Licensee shall be responsible for the planning and conduct of all Licensee Territory-Specific Clinical Trials and for the preparation and submission of all MAAs and related Regulatory Materials for the Licensed Product in the Licensee Territory, and such activities shall not be Transition Services. The Transition Services will be provided for [*]. The Parties shall work together to negotiate and execute [*] a transition services agreement to cover the provision of the Transition Services by Day One to Licensee (the “Transition Service Agreement”).
4.1.3
Ad-hoc Services. In the event that, in addition to the Technology Transfer and the Transition Services described in Sections 4.1.1 and 4.1.2, Licensee reasonably determines that it would require specific services from Day One in connection with the activities to be performed by Licensee under this Agreement (such as but not limited to [*]), the Parties shall negotiate in good faith (but shall not be obligated to enter into) a specific services agreement(s) in connection with the provision of such services by Day One to Licensee, which agreement shall provide that [*]. Without limiting the generality of the foregoing, the Parties will negotiate a service agreement for Day One to provide specific services in connection with [*].
4.2
Clinical Trials.
4.2.1
Generally. Except for Licensee’s right to conduct Licensee Territory- Specific Clinical Trials, as between the Parties, Day One shall be responsible for the conduct of all global Clinical Trials for the Licensed Product worldwide for any Indication, formulation, dosage strength or route of administration. Subject to the terms and conditions of this Agreement, the Parties will share the Clinical Data resulting from the Parties’ respective development of the Licensed Product worldwide (i.e., Day One’s conduct of the global Clinical Trials and Licensee’s conduct of Licensee Territory-Specific Clinical Trials), to facilitate the development of the Licensed Compound and Licensed Products throughout the Licensee Territory and the Day One Territory.
4.2.2
FIREFLY-2 Study and FIREFLY-1 Study. The Parties acknowledge and agree that (a) as of the Effective Date, Day One is conducting the FIREFLY-2 Study and the FIREFLY-1 Study in both the Licensee Territory and Day One Territory as such studies are set forth in the initial Global Development Plan attached to this Agreement as Exhibit B, and (b) Day One shall use Commercially Reasonable Efforts to [*]. In the event of any material changes to the timelines or design of the FIREFLY-2 and FIREFLY-1 Studies, such changes shall [*]. Day One shall provide updates to the JSC on the progress of the FIREFLY- 2 and FIREFLY-1 Studies including any material changes thereto. For the avoidance of doubt, Day One is and shall continue to be the sponsor of the FIREFLY-2 and FIREFLY-1 Studies under the Global Development Plan (as may be amended), and shall be responsible for communicating with Regulatory Authorities both in the Day One Territory and the Licensee Territory in connection with the conduct of such Clinical Trials, and shall own all Regulatory Materials for the conduct of such Clinical Trials. If upon the determination by the JSC, any pre-clinical or Clinical Trials not included in the Global Development Plan for the Licensed Product (in the form existing as of the Effective Date) in the Initial Field [*].

Confidential Execution Version

4.2.3
Licensee Territory-Specific Clinical Trials. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible at its cost and expense for all development and regulatory activities that are exclusively for the benefit of the countries of the Licensee Territory with respect to [*]. All development of the Licensed Product by or on behalf of Licensee (or its Affiliates or Sublicensees) in the Licensee Territory shall be conducted in accordance with a written development plan approved by the JSC (such plan, as updated and amended from time to time, the “Licensee Territory Development Plan”). Licensee shall provide an initial Licensee Territory Development Plan [*]. The Licensee Territory Development Plan shall include (i) all Licensee Territory-Specific Clinical Trials planned or being conducted by or on behalf of Licensee (or its Affiliates or Sublicensees) in the Licensee Territory, and anticipated timelines therefor, (ii) an anticipated timeline for submitting an MAA and for obtaining Regulatory Approval for the Licensed Product in each Major Market. [*], Licensee shall submit an updated Licensee Territory Development Plan to the JSC for review and approval. For clarity, (a) Licensee shall be solely responsible for developing the Licensee Territory Development Plan and conducting all Licensee Territory-Specific Clinical Trials, at Licensee’s cost and expense, and (b) Licensee shall not itself, and shall not authorize or enable an Affiliate or Sublicensee to, conduct any development or regulatory activities for a dosage strength, route of administration, formulation, presentation or Indication that is not a [*]. Notwithstanding the foregoing “for clarity” clause, in the event that a Regulatory Authority in a country or jurisdiction of the Licensee Territory requires a change in the dosage, route of administration, formulation or presentation of a Licensed Product that is not a [*].
4.2.4
Licensee Diligence. Licensee shall use Commercially Reasonable Efforts to [*].
4.2.5
Records; Audits.
(a)
Inspection of Records by Day One. Licensee shall, and shall require its Affiliates, Sublicensees and Subcontractors to, maintain complete, current, and accurate records with respect to all activities conducted in connection with this Agreement (including all activities conducted under the Licensee Territory Development Plan), and all results, data, developments and other Know-How made in conducting such activities. Such records shall accurately reflect all such work done and results achieved in sufficient detail to verify compliance with its obligations under this Agreement and shall be in good scientific manner appropriate for applicable patent and regulatory purposes. Licensee shall, and shall require its Affiliates, Sublicensees and Subcontractors to, maintain such records until [*]. Day One shall have the right[*] to inspect and copy all such records of Licensee, its Affiliates and Sublicensees to ensure compliance with this Agreement.
(b)
Audit by Day One. Day One or its representatives may, for actual cause or based upon a reasonable belief of non-compliance with the Licensee Territory Development Plan, this Agreement or Applicable Law, perform audits of Clinical Trial sites, or other facilities used, by Licensee, its Affiliates or Sublicensees or its or their vendors to conduct the Licensee Territory Development Plan, and any related documentation. [*], Day One will provide the Licensee with a written summary of its findings in English, including any deficiencies or other areas of remediation that Day One reasonably identifies during such audit, and the Parties shall promptly meet to discuss such findings and proposed remedial actions. Without limiting any other remedies of Day One, if the Parties agree on a proposed remedial action, then Licensee will [*]. In the event any Regulatory Authority within the Day One Territory notifies Day One that it needs to conduct inspections of Clinical Trial sites, or other facilities used, by Licensee, its Affiliates or Sublicensees or its or their vendors to conduct development or manufacturing activities hereunder, Day One shall promptly notify Licensee of any such request for inspection from a Regulatory Authority, and in such case Licensee shall allow such Regulatory Authority, and a representative of Day One to the extent applicable (and to the extent allowed under Licensee’s agreement with its CRO or site), to inspect such facilities. In the event Day One’s representative cannot participate in the inspection, Licensee will provide Day One with information on the results of the inspection.

Confidential Execution Version

(c)
Audit Confidentiality. Each Party shall treat all information that it receives under this Section 4.2.5 in accordance with the confidentiality provisions of Article 7 of this Agreement, and shall cause its representatives conducting such audit to [*].
(d)
Inspection of Records and Audit by Licensee. [*] to the extent required for Licensee to comply with its obligations and responsibilities as MAA holder in the Licensee Territory for the Licensed Product, including any of its responsibilities for submission of Regulatory Materials including MAAs to any Regulatory Authority in the Licensee Territory, upon Licensee’s request [*], Day One shall allow Licensee[*] to audit and inspect during [*], (i) all records maintained and Controlled by Day One relating to the conduct by Day One of Clinical Trials, including, to the extent Controlled by Day One, those generated by the CROs conducting such Clinical Trials on behalf of Day One and the investigational sites ([*]), and (ii) Day One’s facilities, and each of Day One’s clinical sites or CRO facilities in which the Licensed Compound or the Licensed Product is developed ([*]) to assess compliance with GCP, good pharmacovigilance practices standards and Applicable Law.
(e)
Inspections for Development Activities By Regulatory Authority. In the event any Regulatory Authority within the Licensee Territory notifies Licensee, in its capacity of MAA holder or applicant in the Licensee Territory, that it needs to conduct GCP inspections of Day One’s Clinical Data, then Licensee shall [*] notify Day One and Day One shall cooperate in good faith with Licensee to provide to such Regulatory Authority the relevant documentation (e.g., raw data) which have not been already transferred to Licensee in accordance with this Agreement and to provide reasonable support by relevant experts to answer any requests from Regulatory Authorities during such inspection within agreed timelines depending on such Regulatory Authority’s requests; provided that Licensee shall [*]. In addition, if required by any Regulatory Authority in the Day One Territory or Licensee Territory, the Parties shall negotiate in good faith and enter into a clinical quality agreement to allocate the Parties roles and responsibilities with respect to clinical data. In the event any Regulatory Authority within the Licensee Territory notifies Licensee that, it needs to conduct inspections of Day One’s Clinical Trial sites, Licensee shall [*] notify Day One of any such request for inspection from a Regulatory Authority, and in such case Day One shall allow such Regulatory Authority, and a representative of Licensee to the extent applicable ([*]), to inspect such facilities as requested by the Regulatory Authority. In the event Licensee’s representative cannot participate in the inspection, Day One will [*].
4.2.6
Clinical Data. As between the Parties, all Clinical Data generated by or on behalf of Day One, its Affiliates or (sub)licensees under this Agreement will be owned by Day One and subject to Licensee’s rights to use such data as set forth in this Agreement in accordance with Section 2.1. As between the Parties, all Clinical Data generated by or on behalf of Licensee, its Affiliates or Sublicensees will be owned by Licensee and be subject to Day One’s rights to use such data as set forth in this Agreement in accordance with Section 2.2.1. The Parties, via the JSC, shall develop a process for the exchange of Clinical Data generated under this Agreement. Without limiting the foregoing and in addition to its adverse event and safety data reporting obligations pursuant to Section 4.4 (Adverse Events Reporting), each Party shall, upon the other Party’s reasonable request, provide the other Party with copies of all Clinical Data that are generated by or on behalf of such Party or any of its Affiliates or (sub)licensees.
4.2.7
Future Clinical Trials. Except for the Licensee Territory-Specific Clinical Trials, which shall be the sole responsibility of Licensee, Day One shall have the sole right, but not the obligation, at its cost and expense to conduct additional Clinical Trials for the Licensed Product (for clarity, other than the ongoing FIREFLY-2 Study and the FIREFLY-1 Study) in the Field (i.e., new Indications beyond the Initial Field or a new dosage, route of administration, formulation or presentation of the Licensed Product) in both the Day One Territory and Licensee Territory (each a “Future Clinical Trial”). For the avoidance of doubt, changes or updates to, or activities related to, the FIREFLY-2 Study or the FIREFLY-1 Study shall not be considered a Future Clinical Trial. With respect to any Future Clinical Trial, Day One or its

Confidential Execution Version

designee shall (a) be the sponsor of such Future Clinical Trial, (b) be solely responsible for communicating with Regulatory Authorities both in the Day One Territory and the Licensee Territory in connection with the conduct of such Clinical Trial, and (c) shall own all Regulatory Materials for the conduct of such Clinical Trial. In the event Day One proposes to conduct a Future Clinical Trial, Day One shall [*] (“Proposal”). Day One shall keep Licensee reasonably informed of the status of any Future Clinical Trial via the JSC. [*] the JSC or delegated Committee shall meet to review and discuss the Proposal and to permit Licensee an opportunity to ask questions and request additional information from Day One related to the Proposal, including whether such Proposal [*]. All Clinical Data generated by or on behalf of Day One, its Affiliates or (sub)licensees in the conduct of a Future Clinical Trial for the Licensed Product and Controlled by Day One shall be subject to Section 4.2.6 and the license grant to Licensee in Section 2.1. In the event that Licensee has a suggestion for a Future Clinical Trial (e.g., for a new Indication) for the benefit of the Day One Territory or the Licensee Territory, then [*]. Day One shall not conduct any Future Clinical Trial under the Global Development Plan in a manner that [*].
4.2.8
Early Access Programs.
(a)
Day One shall be responsible, at its sole cost and expense and for its benefit, for operationally managing and conducting the Early Access Programs for the Licensed Product: [*] (“Existing Early Access Programs”) [*].
(b)
Licensee shall be responsible[*] for any other Early Access Programs for the Licensed Product in the Licensee Territory after the Effective Date that are not Existing Early Access Programs (“New Early Access Programs”) and shall [*].
4.3
Right of Access and Reference. Licensee hereby grants to Day One and its Affiliates a right of reference to all Regulatory Materials submitted by Licensee or its Affiliates in the Licensee Territory for the Licensed Products for the purpose of Day One, its Affiliates or (sub)licensees obtaining or maintaining Regulatory Approvals of products owned or controlled by Day One or its Affiliates. Day One hereby grants to Licensee and its Affiliates a right of reference to all Regulatory Materials submitted by such Day One or its Affiliates relating solely to any Licensed Product for the purpose of Licensee, its Affiliates or Sublicensees obtaining or maintaining Regulatory Approvals of the Licensed Products in the Field in the Licensee Territory. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this section, including providing a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of access and reference to enable the other Party’s access and reference rights including, to the extent applicable, an informed consent letter under Article 10c of Directive 2001/83/EC as amended. For the purposes of this Section, “right of reference” shall mean the “right of reference or use” as defined in 21 C.F.R. §314.3(b) and any equivalent regulation outside the US, including Article 10c of Directive 2001/83/EC, as each may be amended from time to time.
4.4
Adverse Events Reporting. [*], the Parties shall negotiate and enter into a pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Licensed Product worldwide (the “Pharmacovigilance Agreement”). In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, [*]. The Pharmacovigilance Agreement shall provide for an adverse event database for the Licensed Product in the Field in the Licensee Territory to be maintained [*], and a global safety database for the Licensed Product to be maintained [*]. The Pharmacovigilance Agreement shall (a) ensure that adverse events and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Law, including any local regulatory requirements, and (b) stipulate that Day One shall [*].

Confidential Execution Version

4.5
Remedial Actions. Each Party will notify the other Party in writing [*] if it obtains information (including notice by a Regulatory Authority) indicating that any Licensed Product may be subject to any recall, corrective or similar regulatory action by virtue of Applicable Law (each a “Remedial Action”). Subject to the terms and conditions of the Supply Agreement, each Party shall have the right to determine to conduct a Remedial Action in its respective territory, provided that [*].
4.6
Regulatory Responsibility.
4.6.1
Regulatory Materials.
(a)
Transfer of Regulatory Materials. Day One shall, in each case as may be required to enable Licensee to submit and file Marketing Authorization Applications and obtain Regulatory Approvals for Licensed Products in the Licensee Territory and upon Licensee’s reasonable request and to the extent not already provided to or in the possession of Licensee or its Affiliates:

[*]

4.6.2
Regulatory Communications with Regulatory Authorities. [*], each Party shall provide the other Party with a list and schedule of any material in-person meetings or material teleconferences with the Regulatory Authorities (or related advisory committees) in its respective territory [*], as applicable (each, a “Regulatory Meeting”). With respect to Regulatory Meetings with Regulatory Authorities in connection with any Licensed Product [*] then in each case (a) and (b) to the extent permitted by Applicable Law and by the applicable Regulatory Authorities, each Party shall have the right to participate (including attending in person as applicable) in all such meetings, provided that such participation shall be [*].
4.6.3
Day One Territory. Subject to the terms and conditions of this Agreement, including Sections 4.6.1 and 4.6.2, Day One shall have the sole authority and discretion to prepare, file, prosecute and maintain all Regulatory Materials (including any Pricing and Reimbursement Approvals), and to communicate and otherwise interact with all Regulatory Authorities, with respect to the Licensed Compound and Licensed Products in the Day One Territory, and shall own all Regulatory Materials, Regulatory Approvals, and Pricing Approvals for the Licensed Compound and Licensed Products in Day One Territory.
4.6.4
Regulatory Interactions with [*] for the [*] CDx. Day One shall use Commercially Reasonable Efforts in support of [*]. To the extent permitted under the CDx Agreement, Day One shall promptly inform Ipsen of the [*].
Article 5

COMMERCIALIZATION AND MANUFACTURING
5.1
Responsibility. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible, at its sole cost and expense, for commercializing the Licensed Products in the Field in the Licensee Territory in accordance with this Agreement, including booking all sales of the Licensed Products in the Licensee Territory. Day One shall be responsible, at its sole cost and expense, for commercializing the Licensed Products in the Day One Territory, including the booking of all sales of the Licensed Products in the Day One Territory.
5.2
Medical Affairs and Licensed Product Promotional Materials.

Confidential Execution Version

5.2.1
The Parties intend to coordinate, via the JSC, medical affairs activities for the Licensed Products in the Day One Territory and Licensee Territory and in the delivery of key messages to be communicated at internationally recognized oncology conferences.
5.2.2
Upon mutual agreement, the Parties may coordinate on the preparation, content and exchange of Licensed Product Promotional Materials. Without limiting the foregoing, each Party shall be responsible for its Licensed Product Promotional Materials for its territory which shall be in compliance with all Applicable Laws, including local regulations and requirements.
5.3
Licensee Commercialization Plan. [*], Licensee shall submit [*] a written plan setting forth in reasonably detail Licensee’s plans for commercializing the Licensed Products in the Licensee Territory (such plan, as updated from time to time, the “Licensee Territory Commercialization Plan”). The Licensee Territory Commercialization Plan shall include: [*] Licensee shall submit [*]. The current Licensee Territory Commercialization Plan, and progress thereunder, may be discussed at meetings of the JSC.
5.4
Licensee Diligence. After receipt of Regulatory Approval for a Licensed Product in a particular country in the Licensee Territory, Licensee shall use Commercially Reasonable Efforts to [*].
5.5
Manufacturing and Commercialization with CDx Partner.
5.5.1
Day One Territory & EU. [*].
5.5.2
Other countries of the Licensee Territory. [*].
5.6
Manufacturing and Supply.
5.6.1
Supply Agreement. [*] the Parties will negotiate in good faith and enter into a written agreement for Day One (whether itself or using one or more third party contractors (each a “Day One CMO”)) to supply the Licensed Product (in the form manufactured by Day One as of the Effective Date) in the form [*] (collectively, the “Semi-Finished Product”) to Licensee in a quality that complies with GMP requirements and in quantities necessary for Licensee to conduct the development and Licensee Territory-Specific Clinical Trials and commercialization activities for sale in the Licensee Territory in accordance with this Agreement (such supply agreement and related quality agreement the “Supply Agreement”). The Supply Agreement shall be consistent with the terms set forth on Schedule 5.6, and shall provide specific terms and obligations concerning, among other things, [*]. In addition, the quality agreement negotiated in good faith and entered into between the Parties together with the Supply Agreement shall be consistent with [*]. All Licensed Product supplied by or on behalf of Day One to Licensee under this Section 5.6.1 shall have passed the quality assurance and control release and batch release testing as set forth in the Supply Agreement and any relevant quality agreement. The Licensed Product shall be at a price [*].
5.6.2
Manufacturing Technology Transfer. [*], the Parties shall promptly prepare a plan and budget for Day One to transfer to Licensee or its designee the then-current manufacturing process for the Licensed Product(s) (such plan and budget the “Manufacturing Technology Transfer Plan” and “Manufacturing Technology Transfer Budget”, respectively, and such transfer the “Manufacturing Technology Transfer”). The Parties will conduct the Manufacturing Technology Transfer in accordance with the Manufacturing Technology Transfer Plan and Manufacturing Technology Transfer Budget, at [*] cost. Following completion of the Manufacturing Technology Transfer, Licensee shall be solely responsible, at its sole cost and expense, for manufacturing and supplying quantities of the Licensed Products to Licensee, its Affiliates and Sublicensees in the Licensee Territory to conduct activities in

Confidential Execution Version

accordance with this Agreement. Licensee, its Affiliates or Sublicensees shall not use any Third Party to manufacture the Licensed Compound or Licensed Products [*], and Day One shall have the right to audit any facilities involved in the manufacture of the Licensed Compound or Licensed Products by Licensee, its Affiliates or Sublicensees, [*]). Upon Day One’s reasonable request, Licensee shall provide Day One with copies of or access to all [*].
5.6.3
Audits & Inspections for Manufacturing Activities By Licensee. [*] with respect to any Licensed Product supplied by Day One to Licensee pursuant to the Supply Agreement, subject to the terms and conditions of the Supply Agreement and to the extent required for Licensee to comply with its obligations and responsibilities as MAA holder in the Licensee Territory for such Licensed Product, including any of its responsibilities for submission of MAAs and CMC variations to a Regulatory Authority in the Licensee Territory for such Licensed Product, upon [*], Day One shall allow Licensee, to conduct (a) [*] an audit and inspection of Day One’s manufacturing site for the Licensed Product (if Day One is manufacturing itself) or (b) [*]) an audit of the manufacturing site of each of Day One CMO in which the Licensed Compound and the Licensed Product is manufactured (including for purposes of Clinical Trials conducted by Day One) to permit Licensee as MAA holder to verify Day One and such Day One CMO’s compliance with GCP, GVP (i.e., good pharmacovigilance practice) and GMP standards and Applicable Law, [*] to assess compliance with GCP and GMP standards and Applicable Law.
5.6.4
Inspections for Manufacturing Activities By Regulatory Authority. With respect to any Licensed Product supplied by Day One to Licensee pursuant to the Supply Agreement, in the event any Regulatory Authority within the Licensee Territory notifies Licensee that it needs to conduct inspections of manufacturing sites for such Licensed Product in the Day One Territory, Licensee shall [*] notify Day One of any such request for inspection from such Regulatory Authority. Subject to the terms and conditions of the Supply Agreement, Day One shall allow such Regulatory Authority within the Licensee Territory, and a representative of Licensee to the extent [*] to inspect the facilities where such Licensed Product is manufactured, including, subject to [*]. In the event Licensee’s representative cannot participate in the inspection, Day One will provide Licensee with [*].
Article 6

PAYMENTS
6.1
Upfront Fee. As partial consideration for the license and other rights granted by Day One to Licensee herein, Licensee shall pay to Day One a one-time, non-refundable, non- creditable upfront fee of [*] (such fee, the “Upfront Fee”).
6.2
Equity. As partial consideration for the rights and licenses granted by Day One to Licensee herein, Licensee shall ensure that Ipsen Biopharmaceuticals, Inc. (USA), a fully-owned Affiliate of Licensee, pays Day One forty million U.S. Dollars (US$40,000,000) on the Closing Date to acquire newly issued shares of Day One’s common stock, par value $0.0001 per share (the “Common Stock”) at a price per share equal to a dollar amount that represents a premium of seventeen percent (17%) to the volume weighted average price, as reported by Bloomberg, of the Common Stock as traded on The Nasdaq Stock Market LLC for the ten (10) consecutive trading days prior to and including the date of the Company’s public release of U.S. GAAP revenue for the quarter ended June 30, 2024 (the “Revenue Release”) and the ten (10) consecutive trading days following the Revenue Release in accordance with the terms set forth in a certain investment agreement, substantially in the form attached hereto as Schedule 6.2 (the “Investment Agreement”).
6.3
Launch Milestones. As further partial consideration for Day One’s grant of the License to Licensee, upon the first achievement by Licensee, its Affiliate or Sublicensee of each development milestone event set forth in the table below (each a “Launch Milestone Event”), Licensee shall make the

Confidential Execution Version

corresponding one-time, non-refundable, non-creditable payment (each a “Launch Milestone Payment”) to Day One in accordance with Section 6.7.1.

#	Launch Milestone Event	Launch Milestone Payment (in Million Euros)
1.	[*]	[*]
2.	[*]	[*]
3	[*]	[*]
4.	[*]	[*]
5	[*]	[*]

Each of the foregoing Launch Milestone Payment in this Section 6.3 shall be payable only once, upon the applicable Launch Milestone Event being achieved. For the avoidance of doubt, the maximum amount payable by Licensee pursuant [*].

6.4
[*]
6.5
Sales Milestones. Upon the first achievement of each sales-based milestone event set forth in the table below (each a “Sales Milestone Event”), Licensee shall make the corresponding one-time, non-refundable, non-creditable payment (each a “Sales Milestone Payment”) to Day One in accordance with Section 6.7.2.

Sales Milestone Event (Annual Aggregated Net Sales in the Licensee Territory)	Sales Milestone Payment (in Million Euros)
[*]	[*]
[*]	[*]
[*]	[*]

Confidential Execution Version

Sales Milestone Event (Annual Aggregated Net Sales in the Licensee Territory)	Sales Milestone Payment (in Million Euros)
[*]	[*]

Each of the foregoing Sales Milestone Payments in this Section 6.4 shall be payable only once, regardless of the number of times the applicable Sales Milestone Event is subsequently achieved. For the avoidance of doubt, the aggregate maximum amount payable by Licensee under this Agreement pursuant to this Section 6.3 [*]. For clarity, in the event that in a given Calendar Year during the Term more than one (1) Sales Milestone Event is achieved, Licensee shall pay to Day One each Sales Milestone Payment with respect to each such Sales Milestone Event that is achieved for the first time in such Calendar Year.

6.6
Royalty Payments.
6.6.1
Royalty Payments for Licensed Products. Subject to the remainder of this Section 6.6, during the Royalty Term for the Licensed Product, Licensee shall pay Day One royalties as set forth in the tables below on aggregate annual Net Sales of the Licensed Product in the Licensee Territory, calculated by multiplying the applicable royalty rate by the corresponding portion of aggregate annual Net Sales of such Licensed Product in the Licensee Territory. Such payments, and associated reports, shall be made in accordance with Section 6.7.2.

Aggregate Annual Net Sales in the Territory per Licensed Product	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Illustration: By way of example only, assume in a Calendar Year, during the Royalty Term, that (i) the aggregate annual Net Sales of the Licensed Product in the Licensee Territory total [*], calculated as follows:

[*]

6.6.2
Royalty Reductions.
(a)
No Valid Claim. On a Licensed Product-by-Licensed Product and country-by-country basis in the Licensee Territory, if at any time during the Royalty Term for such Licensed Product there is no Valid Claim of the Day One Patents that Covers such Licensed Product as it is sold in

Confidential Execution Version

such country, then the royalty rates set forth in the table in Section 6.6.1 for such Licensed Product shall be [*], subject to Section 6.6.2(d).
(b)
Third Party Payments. If Licensee or any of its Affiliates or Sublicensees obtains a license or right to any Patent Rights from a Third Party that [*], then Licensee shall have the right to credit or deduct [*] actually paid by Licensee or any of its Affiliates or Sublicensees to such Third Party for such license or right to the extent reasonably allocable to such Licensed Product (“Third Party Payments”) against the [*] subject to Section 6.6.2(d). If Licensee is not able to fully credit or deduct any such Third Party Payments in a given Calendar Quarter, then Licensee shall [*].
(c)
Generic Product. On a Licensed Product-by-Licensed Product and country-by-country basis, if during a Calendar Quarter during the Royalty Term one or more Third Parties are selling a Generic Product and Net Sales of such Licensed Product in such country during such Calendar Quarter are [*], then the royalty rates set forth in the table in Section 6.6.1 for such Licensed Product in such country shall be reduced by [*], subject to Section 6.6.2(d)
(d)
Cumulative Reductions Floor. In no event will the amount of royalties due to Day One for a Licensed Product in any given Calendar Quarter be reduced as a result of the reductions set forth in Sections 6.6.2(a), (b) and (c) (cumulatively) to an amount that is less than [*] of the amount that otherwise would have been due and payable to Day One in such Calendar Quarter for such Licensed Product without such reductions.
6.7
Payment Terms.
6.7.1
Launch Milestone and [*] CDx Milestone Payments.
(a)
Licensee shall provide Day One with written notice of the achievement of each Launch Milestone Event [*] of such achievement. Day One shall issue Licensee an invoice for the amount of the corresponding Launch Milestone Payment, which invoice Licensee shall pay [*] following receipt of such invoice.
(b)
Day One shall provide Licensee with written notice of the achievement of the [*] CDx Milestone Event [*] of such achievement together with an invoice for the amount of the corresponding [*] CDx Milestone Payment, which invoice Licensee shall pay [*] following receipt of such invoice.
6.7.2
Sales Milestone Payments and Royalty Payments. During the Term, following the First Commercial Sale of a Licensed Product in the Licensee Territory, Licensee shall provide Day One with a written report for each Calendar Quarter showing the Net Sales of the Licensed Products in the Licensee Territory during the reporting Calendar Quarter and the royalties payable under this Agreement pursuant to Section 6.6. Each such report shall include, for each Licensed Product in the Licensee Territory: [*]. Such reports shall also include notice of any Sales Milestone Event achieved during such Calendar Quarter. Such reports shall be due no later than [*] following the end of each Calendar Quarter. The corresponding royalties shown to have accrued by a report provided under this Section 6.7.2 shall be due and payable on the date that such report is delivered. With respect to the Sales Milestone Event, no later than [*] after a Sales Milestone Event is achieved, Licensee will notify Day One in writing and will pay Day One the Sales Milestone Payment no later than [*] after receipt by Licensee of an invoice from Day One corresponding to such Sales Milestone Payment. In addition, (i) [*], Licensee shall report to Day One its preliminary, non-binding estimated Net Sales of Licensed Products in the Licensee Territory for such Calendar Month, and (ii) [*], Licensee shall report to Day One its preliminary, non-binding estimated Net Sales of Licensed Products in the Licensee Territory for the following Calendar Year.

Confidential Execution Version

6.8
Payment Currency; Exchange Rate; Offset. All payments to be made under this Agreement shall be made in Euros. Payments to a Party shall be made by electronic wire transfer of immediately available funds to the account of the other Party, as designated in writing to the paying Party. With respect to sales not denominated in Euros, Licensee shall convert the applicable sales made in foreign currency into Euros by using a rate of exchange as published by the Wall Street Journal, Eastern Edition, under the heading “Currency Trading” averaged on the last Business Day of each of the three (3) consecutive calendar months constituting the Calendar Quarter in which the expense is incurred or sale made.
6.9
Late Payments. Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) the thirty (30)-day Eurozone main refinancing operating (MRO) rate set by the European Central Bank effective for the date that the payment was due as published by The Wall Street Journal Internet Edition at www.wsj.com in the “Money Rates” tab on the date such payments are overdue plus two (2) percentage points per annum or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent (provided that if the payment is disputed, such interest shall be calculated [*] from the time that the dispute is resolved), compounded daily.
6.10
Payments to Third Parties. [*]
6.11
Records and Audit Rights. Licensee shall (and shall cause its Affiliates and Sublicensees to) keep complete, true and accurate books and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept for [*] following the end of the Calendar Year to which they pertain. Licensee and its Affiliates (the “Audited Party”) shall make such accounting records available, on reasonable notice (the “Auditing Party”), for inspection [*], by an independent certified public accounting firm nominated by such Auditing Party and reasonably acceptable to the Audited Party, for the purpose of verifying the accuracy of any statement or report given by the Audited Party and to verify the accuracy of the payments due hereunder for any Calendar Year. Such auditor shall advise the Parties simultaneously promptly upon its completion of its audit whether or not the payments due hereunder have been accurately recorded, calculated, and reported, and, if not, the amount of such discrepancy. Except for cause, the Audited Party’s financial records with respect to a given period of time shall only be subject to [*]. The auditor shall be required to keep confidential all information learned during any such inspection in accordance with written confidentiality and non-use provision at least as restrictive as those provided in Article 7 below, and to disclose to the Auditing Party only such details as may be necessary to report the accuracy of the Audited Party’s statement or report. The Auditing Party shall be responsible for the auditor’s costs, unless the auditor certifies an underpayment by the Audited Party that resulted [*] in which case the Audited Party shall bear the full cost of such audit. If such accounting firm identifies a discrepancy made during such period, any unpaid amounts or overpaid amounts that are discovered shall be [*], or as otherwise agreed upon by the Parties. The Auditing Party shall treat all financial information subject to review under this Section 6.11 in accordance with the confidentiality and non-use provisions of Article 7, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the Audited Party obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
6.12
Taxes.
6.12.1
Withholding Taxes Generally. Except as set forth in this Section 6.12.1 each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. To the extent Licensee is required by Applicable Law to withhold any taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges by Applicable Law or any Governmental Authority (“Withholding Taxes”) on any payment to Day One, then Licensee will pay such Withholding Taxes to the applicable Governmental

Confidential Execution Version

Authority, will make the payment to Day One of the net amount due after deduction or withholding of such taxes and will secure and send to Day One written evidence of such payment. If Licensee intends to withhold any taxes from any payment under this Agreement, Licensee shall inform Day One reasonably in advance of making such payment to permit Day One an opportunity to provide any forms or information or obtain any taxing authority exemption or reduction as may be available to reduce or eliminate such withholding. In addition, Licensee agrees to reasonably cooperate with Day One in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 6.12.1 are reduced in amount to the fullest extent permitted by Applicable Law. Notwithstanding the foregoing, if directly as a result of any assignment or transfer of this Agreement or any rights or obligations under this Agreement by Licensee or directly as a result of any redomicile, change in tax residence or similar corporate restructuring by Licensee, the tax withholdings hereunder exceed the tax withholdings that would have resulted in the absence of such action, then Licensee shall pay to Day One such additional amounts that are necessary so that Day One receives the amounts (net of withholding, including with respect to any additional amounts paid under this Section) that it would have received if there had been no such action.
6.12.2
VAT. All payments under this Agreement are exclusive of any value added, sales and use, excise, stamp, or similar country-specific, governmental or local taxes (collectively, “VAT”). If any VAT is required in respect of any payments under Applicable Law by the Party making the supply or providing the service, the other Party shall pay VAT at the applicable rate in respect of any such payments upon the receipt of a valid VAT invoice in the appropriate form issued in respect of those payments, such VAT to be payable on the due date of the payments to which such VAT relates. The Parties will reasonably cooperate to issue valid VAT invoices for all amounts due under this Agreement consistent with VAT requirements. A Party shall not be responsible for any penalties and interest resulting from the failure by the other Party to collect (if not included on a valid VAT invoice) or remit any such VAT. The Parties shall reasonably cooperate to report and claim refunds or exemptions from any such VAT imposed on the transactions contemplated in this Agreement to the fullest extent permitted by Applicable Law and to timely file all required VAT tax returns.
Article 7

CONFIDENTIALITY
7.1
Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party means any and all confidential or proprietary information and data, including all Know-How and other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether or not patentable and in any form (written, oral, photographic, electronic, magnetic, or otherwise), including information of Third Parties, that a Party (or an Affiliate or representative of such Party) discloses or otherwise makes available to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement. The terms and conditions of this Agreement shall be the Confidential Information of both Parties.
7.2
Duty of Confidence; Exceptions. Each Party agrees that, during [*], it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (including for the exercise of the rights and licenses granted to such Party hereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the other Party. The foregoing confidentiality and non-use obligations shall not apply with respect to any information that the receiving Party can demonstrate by competent written proof:
7.2.1
was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed by the disclosing Party to the receiving Party, or was otherwise developed independently by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information,

Confidential Execution Version

as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;
7.2.2
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
7.2.3
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or
7.2.4
was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who, to the knowledge of the receiving Party, had no obligation to the disclosing Party not to disclose such information to others.

Any combination of features shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3
Authorized Disclosures. Notwithstanding Section 7.2 the receiving Party may disclose the disclosing Party’s Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances:
7.3.1
to Governmental Authorities in connection with (a) filing, prosecuting, maintaining or listing Patent Rights in accordance with Article 8 or (b) obtaining and maintaining Regulatory Approval for the Licensed Products as permitted by this Agreement;
7.3.2
prosecuting or defending litigation as contemplated herein;
7.3.3
subject to Section 7.5 to comply with Applicable Law;
7.3.4
to its actual or potential acquirors, investors, lenders or other similar sources of financing solely for the purpose of evaluating or carrying out an actual or potential investment, or acquisition;
7.3.5
to its external attorneys, independent accountants or financial advisors for solely for the purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to it; and
7.3.6
to its Affiliates, employees, consultants and agents and actual or potential (sub)licensees, collaborators or contractors to exercise its rights or perform its obligations in accordance with the terms of this Agreement;

provided that in each of the cases of Sections 7.3.4 to 7.3.6 such Person is subject to a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein (or without such agreement for recipients that are financial or legal advisors under a professional code of conduct giving rise to an expectation of confidentiality and non-use at least as restrictive as those set forth in this Agreement).

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 7.3.1 to 7.3.3, it will, except where impracticable, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an

Confidential Execution Version

opportunity to challenge or limit the disclosure obligations, and, if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense. In any such event, each Party agrees to take all reasonable action to minimize disclosure of the other Party’s Confidential Information. Any information disclosed pursuant to this Section 7.3 shall remain, subject to Section 7.2 the Confidential Information of the disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 7.

7.4
Prior Confidentiality Agreement. This Agreement supersedes that certain [*] (the “CDA”). All information exchanged between the Parties under the CDA shall be deemed to have been disclosed under this Agreement and shall be subject to the terms of this Article 7.
7.5
Public Disclosures; Securities Filings.
7.5.1
Press Release. The Parties have mutually approved a joint press release attached hereto as Schedule 7.5.1 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms of this Agreement or any of the activities conducted hereunder, including the achievement of milestone payments hereunder, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) except as provided herein; and provided, however, that Day One shall have the right to make public announcements (a) regarding the progress of the development of the Licensed Products globally or the commercialization of the Licensed Products solely relating to the Day One Territory or (b) with respect to activities under this Agreement to comply with Applicable Law including Securities Regulations.
7.5.2
Securities Filings. Notwithstanding anything herein to the contrary, either Party or its Affiliates may disclose the relevant terms of this Agreement to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency including, without limitation, the French Autorités des Marchés Financiers (the “AMF”), or with the rules of any stock exchange on which such Party’s (or such Party’s Affiliates’) securities are listed, (such rules and regulations “Securities Regulations” and each such agency a “Securities Regulator”). If a Party is required by Applicable Law to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such Party agrees to reasonably consult and coordinate with the other Party with respect to such disclosure and, if applicable, the preparation and submission of a confidential treatment request for this Agreement. If a Party is required by Applicable Law to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has (a) promptly notified the other Party in writing of such requirement and any respective timing constraints, (b) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure and (c) given the other Party a reasonable time under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Law or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 7.5.2 and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will reasonably consider such comments and use good faith efforts to incorporate such comments in the disclosure or filing; provided that prior to making any such filing of this Agreement, the Parties shall reasonably cooperate and use good faith efforts to agree on a redacted form of this Agreement to be so filed.
7.6
Publications.

Confidential Execution Version

7.6.1
Global Strategy. The Parties will jointly develop a global strategy for scientific publications and presentations regarding the Licensed Products (each a “Publication”).
7.6.2
Day One Publications. Day One may make Publications with respect to the Licensed Product, including with respect to any data generated by or on behalf of Day One, its Affiliates or sublicensees in a Clinical Trial for the Licensed Product ([*]), except for [*], in accordance with the global publication strategy and this Section 7.6.2. Day One shall provide Licensee with a copy of each proposed Day One Publication at least [*] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period shall be [*] (such applicable period, the “Review Period”). Day One agrees that it will not submit or present any such Day One Publication (a) until Licensee has provided written comments during such Review Period on the material in such Day One Publication or (b) until the applicable Review Period has elapsed without written comments from Licensee, in which case Day One may proceed and the Day One Publication will be considered approved in its entirety. If Day One receives written comments from Licensee during the applicable Review Period, it shall consider the comments of Licensee in good faith, but will retain the sole authority to submit the manuscript for such Day One Publication, provided that Day One agrees to (i) delete any Confidential Information of Licensee that Licensee identifies for deletion in Licensee’s written comments, and (ii) delay such Day One Publication for a period of up to an additional [*] to enable Licensee to draft and file Patent Rights with respect to any subject matter to which Licensee has the applicable intellectual property rights to file such Patent Rights. Day One shall provide Licensee a copy of each Day One Publication at the time of the submission or presentation. Day One agrees to acknowledge the contributions of Licensee, and the employees of Licensee, in all Day One Publications as scientifically appropriate. Day One shall require its Affiliates, (sub)licensees and subcontractors to comply with the obligations of this Section 7.6.2 as if they were Day One, and shall be liable for their non-compliance.
7.6.3
Licensee Publications. Licensee may publicly present or publish any Clinical Data generated by or on behalf of Licensee hereunder from the conduct of a Licensee Territory-Specific Clinical Trial in accordance with the global publication strategy and this Section 7.6.3. In the event Licensee desires to publicly present or publish a Licensee Publication in accordance with the foregoing sentence, Licensee shall provide Day One with a copy of such proposed Publication in accordance with the applicable Review Period prior to the intended submission date. Licensee agrees that it will not submit or present any Licensee Publication (a) until Day One has provided written comments during such Review Period on the material in such Licensee Publication or (b) until the applicable Review Period has elapsed without written comments from Day One, in which case Licensee may proceed and the Licensee Publication will be considered approved in its entirety. If Licensee receives written comments from Day One during the applicable Review Period, it shall consider the comments of Day One in good faith, but will retain the sole authority to submit the manuscript for such Licensee Publication; provided that Licensee agrees to (i) delete any Confidential Information of Day One that Day One identifies for deletion in Day One’s written comments, and (ii) delay such Licensee Publication for a period of up to an additional [*] to enable Day One to draft and file Patent Rights with respect to any subject matter to which Day One has the applicable intellectual property rights to file such Patent Rights. Licensee shall provide Day One a copy of the Licensee Publication at the time of the submission or presentation. Licensee agrees to acknowledge the contributions of Day One, and the employees of Day One, in all Licensee Publications as scientifically appropriate. Licensee shall require its Affiliates, Sublicensees and subcontractors to comply with the obligations of this Section 7.6.3 as if they were Licensee and shall be liable for their non-compliance.
7.7
Re-Publication. The contents of any press release or other publication that has been reviewed and approved by a reviewing Party in accordance with Section 7.5.1 or Section 7.6 may be re-released by such reviewing Party or publishing Party without a requirement for re-approval, including the repeat of any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party in accordance with Section 7.5.1.

Confidential Execution Version

7.8
Use of Names. Except as provided herein, neither Party nor its Affiliates shall use the corporate marks or any other name or trademark of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law. Notwithstanding the restrictions of this Section 7.8, [*].
Article 8

INTELLECTUAL PROPERTY
8.1
Ownership.
8.1.1
Inventorship of Arising Know-How and all intellectual property rights therein shall be determined in accordance with principles of inventorship for Patent Rights and other intellectual property under U.S. law, without regard to conflicts of law and irrespective of where or when such conception, reduction to practice, generation, discovery, development, or making occurs, and ownership shall follow inventorship.
8.1.2
[*], in the event there is Arising Know-How that is jointly owned in accordance with Section 8.1.1, then subject to terms and conditions of this Agreement, including the licenses granted in Section 2.1 and Section 2.2.1, the Parties will each own an equal, undivided interest in any and all Joint Arising Know-How and Joint Arising Patents and each Party shall have the right to use and exercise its ownership rights in and to any and all Joint Arising Know-How and Joint Arising Patents without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses granted under this Agreement in Sections 2.2.1 and Section 2.2 and further provided that [*].
8.2
Patent Prosecution and Maintenance.
8.2.1
Day One Patents. Subject to the remainder of this Section 8.2.1, Day One shall control the Prosecution and Maintenance of the Day One Patents in its own name in the Licensee Territory, at [*] provided that [*]. For clarity, Day One shall have the sole right and discretion, at its sole cost and in its own name, to Prosecute and Maintain the Day One Patents in the Day One Territory.
8.2.2
Licensee Arising Patents. Subject to the remainder of this Section 8.2.2, Licensee shall have the sole right, but not the obligation, to Prosecute and Maintain the Licensee Arising Patents worldwide, [*] in its own name. [*]
8.3
Common Interest Disclosures. With regard to any information or opinions exchanged pursuant to this Agreement by the Parties (or their Affiliates) regarding intellectual property owned by Third Parties, the Parties agree that they have a common legal interest in coordinating Prosecution and Maintenance of their respective Patent Rights, as set forth in this Article 8, and in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the development, manufacturing or commercialization of Licensed Compounds and Licensed Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the development, manufacturing or commercialization of Licensed Compounds and Licensed Products. Accordingly, Licensee and Day One agree that all such information and materials obtained by Licensee or Day One from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement and in accordance with Applicable Law. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither

Confidential Execution Version

Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.
8.4
Patent Enforcement.
8.4.1
Notice. Each Party shall notify the other [*] of becoming aware of any alleged or threatened infringement by a Third Party of any Day One Patent or Licensee Arising Patent, or any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights (each a “Competitive Infringement”).
8.4.2
Enforcement.
(a)
Licensee Territory. Licensee or its designee shall have the first right, but not the obligation, to bring and control any legal action to enforce the [*] in the Licensee Territory with respect to a Competitive Infringement (such action an “Enforcement Action”), [*]. Licensee shall obtain Day One prior approval (not to be unreasonably delayed or withheld) to start an Enforcement Action and keep Day One reasonably informed as to the status of any such Enforcement Action and shall consider in good faith the comments of Day One with respect thereto. If Licensee or its designee fails to file an Enforcement Action with respect to, or fails to take steps to abate, a Competitive Infringement with respect to the [*] in the Licensee Territory [*] after receiving or giving notice pursuant to Section 8.4.1, then Day One shall have the right, but not the obligation, to bring and control an Enforcement Action with respect to, or take steps to abate, such Competitive Infringement in the Licensee Territory, [*] provided that Day One shall keep Licensee reasonably informed as to the status of such Enforcement Action.
(b)
Day One Territory. Day One or its designee shall have the sole right to bring and control any Enforcement Action to enforce the [*] in the Day One Territory with respect to a Competitive Infringement, at Day One’s cost and expense. Day One shall obtain Licensee prior approval (not to be unreasonably delayed or withheld) to start an Enforcement Action with respect to the [*] and keep Licensee reasonably informed as to the status of any Enforcement Action with respect to the [*] and shall consider in good faith the comments of Licensee with respect thereto.
(c)
Cooperation. In a connection with any Enforcement Action, each Party shall provide the enforcing Party with all reasonable assistance in such action, at the enforcing Party’s request and expense, including joining such Enforcement Action if required by law or at the reasonable request of the enforcing Party and providing access to relevant documents and other evidence, and making its employees reasonably available during business hours. The non-enforcing Party shall be entitled to separate representation in an Enforcement Action by counsel of its own choice and at its own cost and expense, but such Party shall at all times cooperate fully with the enforcing Party.
(d)
Settlement. A settlement, consent judgment or other voluntary final disposition of a Competitive Infringement may be entered into by the enforcing Party without the consent of the non-enforcing Party; provided, however, that any such settlement, consent judgment or other disposition shall not, without the prior written consent of the non-enforcing Party, [*].
(e)
Generic Action. In the event of either Party’s receipt of written notice confirming acceptance of an abbreviated new drug application (“ANDA”) by the FDA pursuant to the Hatch-Waxman Act for a generic version of the Licensed Product (or acceptance of an equivalent application to market a generic version of the Licensed Product by an equivalent Regulatory Authority in another jurisdiction of the Licensee Territory, in the event such acceptance is notified to Licensee by the competent Regulatory Authority), then: (i) the time period for giving notice set forth in Section 8.4.1 shall

Confidential Execution Version

be [*], and (ii) the time period for Licensee to bring an Enforcement Action as set forth in Section 8.4.2(a) shall be [*].
(f)
Recoveries. Unless otherwise agreed to by the Parties in writing, the amount of any recovery from a proceeding brought under Section 8.4.2(a) or Section 8.4.2(b), will be allocated in the following order: [*].
8.4.3
Day One Patents in the Day One Territory. Day One or its designee shall have the sole right to bring and control any legal action to enforce the Day One Patents in the Day One Territory, [*].
8.5
Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing [*] after receiving a notice of a claim or assertion that the Licensed Compound or any Licensed Product, or the development, manufacture of commercialization thereof, infringes or misappropriates any Third Party’s Patent Rights or other intellectual property rights in any country (“Third Party Infringement Claim”), which notice shall include [*].
8.6
Patent Marking. Licensee shall mark all Licensed Products in accordance with the applicable patent marking laws and shall require all of its Affiliates and Sublicensees to do the same.
8.7
Trademarks.
8.7.1
Subject to the remainder of this Section 8.7, Licensee shall have the sole authority to select the trademarks for the Licensed Products in the Licensee Territory and will solely own all right, title and interest in and to any trademarks adopted for use with the Licensed Products in the Field in the Licensee Territory, and will be responsible at its own cost and expense for the registration, filing, maintenance and enforcement thereof. Neither Licensee nor any of its Affiliates will use Day One’s or any of its Affiliates’ Corporate Name or any trademark that is confusingly similar thereto. Notwithstanding the foregoing, in the event Day One develops or adopts trademarks, including trade names, trade dresses, branding, and logos, to be used for a particular Licensed Product in the Day One Territory (including but not limited to Ojemda™) which are owned by Day One (excluding Day One’s Corporate Name, the “Day One Marks”), at Licensee’s sole discretion and provided that Licensee is otherwise in compliance with the terms and conditions of this Agreement, Licensee shall have the right, upon written notice to Day One, to use such Day One Marks for such Licensed Product in the Licensee Territory or in some countries in the Licensee Territory as such Day One Mark may be available for registration and use for such Licensed Product in those countries, in which case, such use will be under the License pursuant to Section 2.1 of this Agreement provided that [*].
8.7.2
All use of the Day One Marks by or on behalf of Licensee and any of its Affiliates, Sublicensees and Distributors and all goodwill associated with such use shall inure to the benefit of Day One. All use of the Day One Marks by or on behalf of either Licensee, and any of its Affiliates, Sublicensees and Distributors shall be in full compliance with any trademark use requirements that may be provided by Day One to Licensee from time to time in writing and all Applicable Law (including Applicable Law particularly applying to the proper use and designation of trademarks in the applicable countries or regions in the Licensee Territory) (the “Trademark Use Requirements”). All marketing literature, electronic media, product packaging and other materials which contain the Day One Marks that Licensee uses in the Licensee Territory shall comply with the Trademark Use Requirements. Upon reasonable request, Licensee shall provide samples of such materials to Day One so that it can review them for compliance with the Trademark Use Requirements. Neither Licensee nor its respective Affiliates or Sublicensees shall (i) register or use any trademark, domain name, URL or social media identifier which consists of or incorporates, in whole or in part, or is confusingly similar to, the Day One Marks for any products, services

Confidential Execution Version

or uses, other than for the Licensed Product hereunder, or (ii) contest the validity of, or take any action that a reasonable person would believe would impair any part of Day One’s ownership of the Day One Marks in or diminish or dilute their distinctiveness or validity. Licensee agrees to maintain suitable quality standards with respect to the Licensed Products it provides in connection with the Day One Marks.
Article 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS
9.1
Representations, Warranties of Each Party. Each Party represents and warrants to the other as of the Effective Date that:
9.1.1
it is duly organized, validly existing and in good standing in its jurisdiction of organization;
9.1.2
it has full corporate power and authority to execute, deliver and perform this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
9.1.3
this Agreement has been duly executed by it and is legally binding upon it and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and
9.1.4
the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, the contemplated performance of its covenants and responsibilities hereunder, and the consummation of the transactions contemplated hereby do not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it or its Affiliate is a party, or (c) violate any Applicable Law.
9.2
Representations and Warranties of Day One. Day One represents and warrants to Licensee as of the Effective Date that:
9.2.1
it has the right under the Day One Technology to grant to Licensee the License, and it has not granted and will not grant, any license or other right under the Day One Technology that is inconsistent with the License;
9.2.2
Schedule 1.48 sets forth a complete and accurate list of all Day One Patents existing as of the Effective Date;
9.2.3
Day One exclusively owns or otherwise Controls the Day One Technology;
9.2.4
to Day One’s knowledge, the issued Day One Patents are valid, subsisting, and enforceable, and have been prosecuted and maintained in material compliance with Applicable Law;
9.2.5
there are no pending or, to Day One’s knowledge, threatened, adverse actions, suits, or proceedings against Day One or any of its Affiliates involving the Day One Technology;
9.2.6
with respect to any Day One Technology owned by Day One, Day One and its Affiliates have obtained from all individuals who contributed to the conception or reduction to practice

Confidential Execution Version

thereof, effective assignments of all ownership rights of such individuals in such Day One Technology, either pursuant to written agreement or by operation of law;
9.2.7
there is no pending or, to Day One’s knowledge, threatened litigation, nor has Day One received any written notice from any Third Party, asserting or alleging that the exploitation of the Licensed Product or practice of the Day One Technology prior to the Effective Date infringed, misappropriated, or otherwise violated the intellectual property rights of such Third Party;
9.2.8
to Day One’s knowledge, the exploitation of the Licensed Product and practice of the Day One Technology as contemplated under this Agreement does not infringe, misappropriate, or otherwise violate any valid and enforceable intellectual property rights of any Third Party; and
9.2.9
to Day One's knowledge, no Third Party is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate the Day One Technology.
9.3
Mutual Covenants. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, such Party shall, and shall cause its Affiliates and (sub)licensees and subcontractors to, comply with Applicable Law, including, as applicable, GMP, GLP and GCP and the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act and any other equivalent Applicable Law. Without limiting the foregoing, the Parties additionally agree as follows:
9.3.1
Data Privacy. Each Party shall: (a) comply with Applicable Law in relation to data protection, privacy, or restrictions on, or requirements in respect of, the processing of Personal Data of any kind, including the Health Insurance Portability and Accountability Act, General Data Protection Regulation (Regulation (EU) 2016/679) (GDPR), and any equivalent Applicable Law in any other jurisdiction (as any of the foregoing may be amended from time to time, collectively, “Data Protection Laws”) with respect to the collection, use, transfer, storage, destruction, aggregation or other use of subject health information or other Personal Data (as defined in the applicable Data Protection Laws, collectively, “Personal Data”) in connection with its activities under or in connection with this Agreement, including the development and commercialization of any Licensed Product hereunder; (b) implement appropriate and reasonable security processes and controls in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of Personal Data in accordance with Data Protection Laws; (c) take such steps as necessary to comply with Data Protection Laws to permit such Party to disclose Personal Data to the other Party and to permit the other Party to use and disclose such Personal Data for its own purposes in accordance with this Agreement, and (d) complies with the terms provided in Schedule 9.3.1.
9.4
No Debarment or Regulatory Sanction. Neither Party shall employ (or, to its knowledge, use any contractor, subcontractor, distributor or other Persons that provide services to such Party in connection with this Agreement that employs) any Person that is debarred, disqualified, blacklisted, banned or subject to any similar sanction by any applicable Regulatory Authority (including, as applicable, the FDA pursuant to its authority under Sections 306(a) and (b) of the FFDCA) or that is the subject of any investigation or proceeding which may result in debarment, disqualification, blacklisting, banning or any similar sanction by any applicable Regulatory Authority; in each case, in connection with the performance of its activities under this Agreement. Each Party shall notify the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred, disqualified, blacklisted, banned or subject to any similar sanction by any applicable Regulatory Authority or becomes the subject of any such investigation or proceeding.

Confidential Execution Version

9.5
No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF DAY ONE, LICENSEE OR THEIR RESPECTIVE AFFILIATES; AND (B) ALL OTHER WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE EXPRESSLY DISCLAIMED BY THE PARTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. DAY ONE MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE LICENSED COMPOUNDS OR LICENSED PRODUCTS WILL BE SUCCESSFUL OR ACHIEVE ANY PARTICULAR RESULT.
9.6
Day One agrees to use Commercially Reasonable Efforts to [*].
Article 10

INDEMNIFICATION
10.1
Indemnification by Licensee. Licensee hereby agrees to defend, indemnify and hold harmless Day One, its Affiliates and (sub)licensees and its and their respective directors, officers, employees and agents (each an “Day One Indemnitee”) from and against any and all liabilities, costs, expenses, and losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) as a result of any claim, demand, action or other proceeding by a Third Party (each, a “Third Party Claim”) arising out of: [*].
10.2
Indemnification by Day One. Day One hereby agrees to defend, indemnify and hold harmless Licensee, its Affiliates and Sublicensees, and its and their respective directors, officers, employees and agents (each, a “Licensee Indemnitee”) from and against any and all Losses as a result of any Third Party Claim arising out of [*].
10.3
Procedure.
10.3.1
Notice. The Party seeking indemnification under Section 10.1 or Section 10.2 (the “Indemnified Party”) shall inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to the obligation to indemnify pursuant to such section within [*] after receiving written notice of such Third Party Claim, it being understood and agreed, however, that the failure or delay by an Indemnified Party to timely give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such failure or delay to give notice.
10.3.2
Procedure. The Indemnifying Party shall assume and conduct the defense of the Third Party Claim using counsel of its choice; provided, however, that the Indemnified Party may participate in and monitor such defense with counsel of its choice at its own expense, subject to the Indemnifying Party’s right to control such defense. With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense: [*]. If the Parties cannot agree as to the application of Section 10.1 or Section 10.2 to any Third Party Claim, pending resolution of the dispute pursuant to Section 12.5, the Parties may conduct separate defenses of such Third Party Claim(s), with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or Section 10.2, as applicable, upon resolution of the underlying claim. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, [*].
10.4
Insurance. [*], each Party shall (and shall cause its Affiliates and Sublicensees to) maintain commercial general liability, including public and product liability and other appropriate insurance

Confidential Execution Version

in an amount consistent with industry standards in light of its obligations under this Agreement. With respect to product liability insurance after Regulatory Approval obtained for the Licensed Product in the Licensee Territory, each Party will secure minimum limit of liability of [*]. The product liability insurance will have a territoriality in line with each Party’s territory. Each Party will also maintain Clinical Trial insurance in compliance with all Applicable Law pertaining to the jurisdictions in which such Clinical Trials are conducted. These insurance policies shall be obtained from [*]. Such insurance shall not be construed to create a limit of Licensee’s liability under this Agreement.
10.5
Limitation of Liability. A PARTY AND ITS AFFILIATES SHALL NOT BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR (A) ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR (B) ANY LOSS OF PROFITS OR REVENUE, IN EACH CASE (A) AND (B) ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM IS IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT [*].
Article 11

TERM AND TERMINATION
11.1
Term. This Agreement shall be effective commencing on the Effective Date and shall expire (a) on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the Royalty Term for such Licensed Product in such country, and (b) in its entirety upon the expiration of the last to expire Royalty Term with respect to all Licensed Products and all countries in the Licensee Territory (the “Term”), unless terminated earlier in accordance with this Article 11 or by mutual written agreement of the Parties. Following the expiration of the Royalty Term for a Licensed Product in a country in the Licensee Territory, the License shall become non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable for such Licensed Product in such country in the Licensee Territory. Upon the expiration of the Term, (a) the License shall become non-exclusive, transferable, sublicensable, fully-paid, royalty-free, perpetual and irrevocable in its entirety in the Licensee Territory, and (b) the license to Day One in Section 2.2.1 shall become non-exclusive, transferable, sublicensable, fully-paid, royalty-free, perpetual and irrevocable on a worldwide basis.
11.2
Termination by Licensee for Convenience [*] Licensee may terminate this Agreement for convenience in its entirety, or on a Region-by-Region basis [*], in each case upon [*]. For purposes of this Section, “Region” shall mean each of the following countries or regions: [*].
11.3
Termination for Material Breach. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach [*] following receipt of notice of such breach from the non-breaching Party; provided however, that if the breach is capable of being cured, but cure of such breach cannot reasonably be effected within such [*] period, then the cure period shall be extended an additional [*]. Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such allegedly breaching Party provides the other Party notice of such dispute [*], then the other Party shall not have the right to terminate this Agreement pursuant to this Section 11.3 unless and until [*].
11.4
Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment

Confidential Execution Version

of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed [*] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
11.5
[*]
11.6
Termination Mandated by Regulatory Authority. Licensee may terminate this Agreement or on a country-by-country basis and/or Licensed Product-by-Licensed Product basis, upon prior written notice to Day One if a Regulatory Authority in a country has ordered Licensee to stop all sales of a Licensed Product in such country due to a safety concern. Such termination shall be effective [*].
11.7
Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect during the period commencing on the date of notice of termination of this Agreement and ending on the effective date of termination of this Agreement, including that Licensee shall owe royalties on Net Sales of Licensed Products made during such period, and shall be obligated to make any Launch Milestone Payment or Sales Milestone Payment achieved during such period, even if the due date of such payment comes after the effective date of termination.
11.8
Effect of Termination. Without limiting any other legal or equitable remedies that either Party may have under this Agreement, in the event of termination of this Agreement in its entirety for any reason (or on a Region-by-Region basis pursuant to Section 11.2), the terms of this Section 11.8 will apply as of the effective date of such termination.
11.8.1
License. The License shall terminate, and all sublicenses granted under the License by Licensee or its Affiliates shall also terminate.
11.8.2
Sublicense Survival. Upon the request of any Sublicensee, Day One will enter into a direct license with such Sublicensee on the same terms as this Agreement, taking into account [*]. Notwithstanding the foregoing, Day One will not be obligated to enter into a New License Agreement with a Sublicensee of Licensee unless such Sublicensee notifies Day One within [*] that it wishes to enter into a New License Agreement.
11.8.3
Winddown; Sell-Off.
(a)
Sell-Off. Licensee shall be responsible, at its cost, for the prompt wind-down of its, its Affiliates’ and its Sublicensees’ development, manufacturing and commercialization of Licensed Products in the Licensee Territory in compliance with Applicable Law. Notwithstanding the foregoing, other than in the event of termination this Agreement by Day One pursuant to Section 11.3 or Section 11.4, [*], Licensee and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of all Licensed Products then in its or their respective inventory and any in-progress inventory, provided that Licensee shall continue to make payments to Day One on Net Sales of such Licensed Products in accordance with Sections 6.4 and 6.6, and the rights and licenses granted to Licensee hereunder shall survive to the extent necessary for Licensee (and its Affiliates and Sublicensees) to conduct such sell-off. Except in connection with activities pursuant to the foregoing, Licensee, its Affiliates and, subject to Section 11.8.2 Sublicensees shall cease all development, manufacturing, commercialization and exploitation of Licensed Products in the Licensee Territory.
(b)
Ongoing Licensee Territory-Specific Clinical Trials. If, as of the effective date of termination of this Agreement, Licensee, its Affiliates or its or their Sublicensees are conducting any Licensee Territory-Specific Clinical Trials involving any Licensed Compound or Licensed

Confidential Execution Version

Product, then, unless prohibited by any Regulatory Authority or Applicable Law, at Day One’s written request on a Clinical Trial-by-Clinical Trial basis, at Day One’s option, Licensee will do one of the following as soon as reasonably possible: [*].
11.8.4
[*]
11.9
Confidential Information. Upon the expiration or termination of this Agreement in its entirety, at the disclosing Party’s election, the receiving Party shall return or destroy all tangible materials to the extent comprising, bearing or containing any Confidential Information of the disclosing Party that are in receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (if applicable) to the disclosing Party, provided that the receiving Party may retain one (1) copy of such Confidential Information for its archives solely to monitor compliance with its obligations herein or may retain such Confidential Information for which it has any continuing rights, and provided further that the receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures.
11.10
Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies in law or equity shall remain available except as agreed to otherwise herein.
11.11
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. In addition, the following provisions of this Agreement shall survive expiration or termination of this Agreement: [*].
Article 12

MISCELLANEOUS
12.1
Assignment. This Agreement may not be assigned or transferred by either Party in whole or in part without the prior written consent of the other Party. Notwithstanding the foregoing, either Party shall have the right, without the prior written consent of the other Party, to assign or transfer this Agreement or its rights and obligations hereunder to (i) an Affiliate, or (ii) its successor in interest in connection with a Change of Control or a sale of all or substantially all of the business or assets of such Party, whether by merger consolidation, divestiture, restructure, sale of asset or otherwise. A Party shall notify the other Party in writing of any assignment of this Agreement by such Party [*]. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any attempted assignment not in accordance with this Section 12.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
12.2
Use of Affiliates. Either Party shall have the right to exercise its rights and perform its obligations under this Agreement through any of its Affiliates, including with respect to Licensee, but not limited to, Ipsen Biopharmaceuticals, Inc. (U.S.A). In each case where a Party’s Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, (a) such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement and (b) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions.
12.3
Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.

Confidential Execution Version

12.4
Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods (CISG) of 11 April 1980 shall not be applicable. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
12.5
Dispute Resolution.
12.5.1
Disputes. Any dispute, controversy or claim arising from or related to this Agreement, including the formation, existence, validity, enforceability, performance, interpretation, breach, or termination of this Agreement that is not subject to Section 3.4 or that is not an Excluded Claim (as defined below) (each a “Dispute”) shall be finally resolved in accordance with Section 12.5.2. Notwithstanding the foregoing, any decisions that are subject to mutual agreement of the Parties will not be subject to the provisions of this Section 12.5 so long as such decisions are made in accordance with this Agreement.
12.5.2
Early Resolution; Arbitration.
(a)
[*]
(b)
[*]
(c)
Confidentiality. Except to the extent necessary to comply with Applicable Law, legal process or a court order or to enforce a final settlement agreement or secure enforcement of any arbitration award, the Parties agree that the existence, terms and content of any arbitration pursuant to Section 12.5.2, all information and documents disclosed in any such arbitration or evidencing any such arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any such arbitration, shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.
12.5.3
Excluded Claims. As used in this Section 12.5, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a Patent Right, trademark, copyright or trade secret, or (b) any antitrust-, anti-monopoly- or competition- related Applicable Law. Any action concerning Excluded Claims may be brought in any court having jurisdiction.
12.5.4
Equitable Relief. Nothing in this Section 12.5 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, either prior to or during any arbitration, to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.
12.6
Force Majeure. Except for payment obligations hereunder, neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder, if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, worldwide spread of epidemic or pandemic (that lead to decisions from the national or local authorities imposing lock-downs, curfews, or travel restrictions), act of God or of the government of any country or of any local government (including emergency shut-down, lock-down or stay-at-home orders) or by any other cause unavoidable or beyond the control of any Party hereto (“Force Majeure”). In such event, the Party affected will provide prompt notice thereof to the other

Confidential Execution Version

Party and will use all reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto, and the performance of any obligations of the Party not so affected, which obligations are directly dependent upon such performance by the affected Party, shall be tolled during such period. If any such failure or delay in a Party’s performance hereunder [*].
12.7
Waivers and Amendments. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise. Any waivers under this Agreement must be in writing to be effective. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
12.8
Relationship of the Parties. The Parties have the relationship of independent contractors to each other under this Agreement, and nothing contained herein is intended or is to be construed so as to constitute one Party as a partner, agent, or joint venturer of the other Party. In addition, nothing in this Agreement shall be construed to give a Party the power or authority to act for, bind or commit the other Party or its Affiliates to or under any contract, agreement, or undertaking with any Third Party.
12.9
Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file) and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender, or (b) the earlier of when received by the addressee or five (5) days after the date it was sent, if sent by registered mail or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party or Licensee may designate by notice):

If to Day One:

Day One Biopharmaceuticals, Inc.

2000 Sierra Point Parkway, Suite 501

Brisbane, CA 94005

Attention: Adam Dubow and Sishir Mokkapati

Emails: [*]

[*]

With a copy (which shall not constitute notice) to:

Fenwick and West, LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention: Julia Forbess and Stefano Quintini

Emails: [*]

If to Licensee:

Ipsen Pharma SAS

65 Quai Georges Gorse

Boulogne-Billancourt, 92100 France

Attn: EVP General Counsel & Chief Business Ethics Officer

Email: [*]

Confidential Execution Version

With a copy to (which shall not constitute notice) to:

Ipsen Pharma SAS

65 Quai Georges Gorse

Boulogne-Billancourt, 92100 France

Attn: Strategic Alliance Management

Email: [*]

12.10
No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with this Agreement or any provision contained herein or contemplated hereby.
12.11
Further Assurances. Day One and Licensee hereby agree without the necessity of any further consideration to execute, acknowledge and deliver any and all administrative documents and take any ministerial action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
12.12
Entire Agreement. This Agreement, including all Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, including the CDA.
12.13
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
12.14
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and signing of this Agreement.
12.15
Construction; Interpretation.
12.15.1
Construction. The Parties hereto acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
12.15.2
Interpretation. The captions and headings in this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits and Schedules hereto. If any conflict exists between the main body of this Agreement and any Exhibit or Schedule hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a

Confidential Execution Version

calendar day or year unless otherwise specified; (c) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (d) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (e) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (f) words of any gender include the other genders; (g) words using the singular or plural number also include the plural or singular number, respectively; and (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.
12.16
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, and each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
12.17
Export. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Licensee or Day One from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other Governmental Authority approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.

[Signature Page follows]

Confidential Execution Version

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

DAY ONE BIOPHARMACEUTICALS, INC. IPSEN PHARMA SAS

By: /s/ Jeremy Bender By: /s/ David Loew

Name: Jeremy Bender Name: David Loew

Title: CEO Title: CEO

List of Exhibits and Schedules:

Exhibit A: Licensed Compound and Licensed Product

Exhibit B: Initial Global Development Plan

Schedule 1.48: Day One Patents

Schedule 4.1.1: Day One Know How and Regulatory Materials as of Effective Date

Schedule 5.6.1: Terms of Supply Agreement

Schedule 6.2: Investment Agreement

Schedule 7.5.1: Joint Press Release

Schedule 8.7.1: Day One Marks

Schedule 11.2: Regions

37942/00605/FW/20045121.1

Confidential Execution Version

Exhibit A: Licensed Compound

[*]

37942/00605/FW/20045121.1

Confidential Execution Version

Exhibit B: Initial Global Development Plan

[*]

Confidential Execution Version

Schedule 1.48: Day One Patents

[*]

Confidential Execution Version

Schedule 4.1.1: Day One Know How and Regulatory Materials as of Effective Date

[*]

Confidential Execution Version

Schedule 5.6: Terms of Supply Agreement

[*]

Schedule 6.2: Investment Agreement

EXECUTION VERSION

DAY ONE BIOPHARMACEUTICALS, INC.

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”) is made and entered into as of July 23, 2024 (the “Effective Date”), by and between Day One Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Ipsen Biopharmaceuticals, Inc., a Delaware corporation (the “Investor”).

Recitals

Whereas, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

Whereas, simultaneously with the execution of this Agreement, the Company and Ipsen Pharma SAS (“Ipsen”), are entering into an Exclusive License Agreement (the “License Agreement”); and

Whereas, in partial consideration for the rights and licenses granted by the Company to Ipsen under the License Agreement, the Investor, a fully-owned Affiliate (as defined in the License Agreement) of Ipsen, has agreed to pay the Company forty million USD ($40,000,000) (the “Purchase Price”) to acquire newly issued shares of Common Stock (the “Shares”) at a price per share equal to a dollar amount (the “Premium Share Price”) that represents a premium of 17% to the volume weighted average price, as reported by Bloomberg, of the Common Stock as traded on The Nasdaq Stock Market LLC for the ten consecutive trading days prior to and including the date of the Company’s public release of U.S. GAAP revenue for the quarter ended June 30, 2024 (the “Revenue Release”) and the ten consecutive trading days following the Revenue Release, in accordance with the terms set forth in this Agreement.

Agreement

Now, Therefore, in consideration of the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement To Sell And Purchase.

1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined below), the Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company the Shares in partial consideration for the rights and licenses granted by the Company to the Investor pursuant to the Licensing Agreement.

1.2 Calculation of Number of Shares. For purposes of calculating the number of Shares to be purchased by the Investor at the Closing, the Parties shall divide the Purchase Price by the Premium Share Price and round down to the nearest whole share. Notwithstanding the foregoing, in no event shall the number of Shares issued hereunder be equal to or greater than 20% of the Company’s shares of Common Stock or voting power outstanding immediately prior to such issuance.

2. Closing, Delivery And Payment.

2.1 Closing. Upon the satisfaction of the conditions set forth in Sections 5.1 and 5.2, the closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place

Confidential Execution Version

remotely, upon the physical or electronic exchange among the parties and their counsel of all documents and deliverables required under this Agreement (such date is hereinafter referred to as the “Closing Date”) but (i) in no event earlier than the business day after the 10th trading day following the Revenue Release and (ii) in no event later than [August 27, 2024].

2.2 Payment. On or prior to the Closing Date, the Investor shall deliver or cause to be delivered to the Company, via wire transfer of immediately available funds pursuant to the wire instructions delivered to the Investor by the Company on or prior to the Closing Date, an amount equal to the Purchase Price.

2.3 Delivery. At the Closing, the Company shall issue, or cause to be issued, to the Investor the Shares, registered in book entry form in the name of the Investor on the Company’s share register, and shall provide to the Investor evidence of such issuance from the Company’s transfer agent.

3. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor, as of the date of this Agreement and as of the Closing Date, as set forth below.

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be the valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. When issued and delivered to the Investor against payment therefor in accordance with the terms of this Agreement, the Shares will be validly authorized and issued, fully paid and non-assessable, free and clear of all liens, and will not have been issued in violation of or subject to any preemptive or similar rights.

3.3 Compliance with Other Instruments. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the Shares pursuant to this Agreement, will not, with or without the passage of time or giving of notice: (a) result in a violation of the organization documents of the Company, (b) result in any violation, or be in conflict with or constitute a default under any term or provision under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Company or (d) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension,

2

Confidential Execution Version

revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.4 Company SEC Documents; Financial Statements; Nasdaq Stock Market. Since January 1, 2023, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any required amendments to any of the foregoing (the “Company SEC Documents”), with the U.S. Securities and Exchange Commission (the “SEC”). As of its respective filing date, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Offering Valid. Assuming the accuracy of the representations and warranties of the Investor contained in Section 4.3, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

4. Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing Date:

4.1 Requisite Power and Authority. The Investor has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement. All action on the Investor’s part required for the lawful execution, delivery and performance of this Agreement has been taken. Upon its execution and delivery, this Agreement will be the valid and binding obligation of the Investor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of the Investor, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Investor is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (a) and (b) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

4.3 Investment Representations. The Investor understands that the Shares are

3

Confidential Execution Version

being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Investor’s representations contained in this Agreement. The Investor also understands that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Investor hereby further represents and warrants as follows:

(a) The Investor Bears Economic Risk. The Investor has substantial experience in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Investor can bear the economic risk of this investment indefinitely. The Investor understands that the Company has no present intention of registering the Shares. The Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Investor to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times the Investor might propose.

(b) Acquisition for Own Account. The Investor is acquiring the Shares for the Investor’s own account for investment only, not as a nominee or agent, and not with a view towards their resale or distribution. The Investor has no present intent of selling, granting any participation in, or otherwise distributing the Shares. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Investor has not been formed for the specific purpose of acquiring the Shares.

(c) Sophisticated Investor. The Investor represents that by reason of its, or of its management’s, business or financial experience, the Investor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Neither the Investor nor any of its officers, directors, employees, agents, stockholders or partners (i) has either directly or indirectly, including through a broker or finder, engaged in any general solicitation, (ii) has either directly or indirectly, including through a broker or finder, published any advertisement in connection with the offer and sale of the Shares, or (iii) is aware of any publication of any advertisement in connection with the transactions contemplated in this Agreement.

(d) Accredited Investor. The Investor represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Company Information. The Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. The Investor has also had the opportunity to ask questions of, receive answers from and obtain additional information from (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) the Company and its management regarding the terms and conditions of this investment.

(f) Residence. The office of the Investor in which its decision to purchase the Shares was made is located at the address set forth on the signature page hereto.

4.4 No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any

4

Confidential Execution Version

recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

4.5 Transfer Restrictions. The Investor acknowledges and agrees that the Shares are subject to restrictions on transfer as set forth in this Agreement. The Investor understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED OR REGISTERED UNDER STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended. The Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in Section 4.

5. Conditions To Closing.

5.1 Conditions to the Investor’s Obligations at the Closing. The Investor’s obligations to purchase the Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, unless otherwise waived by the Investor:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 3 that are qualified as to materiality shall be true and correct in all respects as of the Closing Date, and the representations and warranties made by the Company in Section 3 that are not qualified as to materiality shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as if they had been made as of the Closing Date.

(b) Performance of Obligations. The Company shall have performed all obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing.

(c) License Agreement. The License Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

(d) Consents, Permits and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, except for such as may be properly obtained subsequent to the Closing.

5.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions, unless otherwise waived by the Company:

5

Confidential Execution Version

(a) Representations and Warranties. The representations and warranties in Section 4 made by the Investor shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(b) Performance of Obligations. The Investor shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Investor on or before the Closing.

(c) License Agreement. The License Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

6. Rule 144 Reporting; Legend Removal.

6.1 Rule 144. In order to make the benefits of the rules and regulations of the SEC that may permit the sale of the Shares to the public without registration available to the Investor, the Company agrees to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the Closing Date;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) so long as the Investor owns any of the Shares, furnish the Investor forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents as the Investor may reasonably request in availing itself of any rule of regulation of the SEC allowing it to sell any such securities without registration.

6.2 Legend Removal. The Company shall direct its transfer agent to remove the transfer restriction set forth in Section 4.5 applicable to any portion of the Shares upon the written request of the Investor, within two (2) business days of the Company’s receipt of such request, at such time as such portion of Shares (a) are being sold by the Investor pursuant to Rule 144 under the Securities Act or (b) may be transferred without the requirement that the Company be in compliance with the public information requirements and without volume or manner-of-sale restrictions under Rule 144 under the Securities Act. The Investor, or if the Company’s transfer agent requires, the Company, shall provide such opinions of counsel reasonably requested by the Company’s transfer agent in connection with the removal of legends pursuant to this Section 6.2.

7. Miscellaneous.

7.1 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the State of New York. Any disputes arising under or in connection with this Agreement, will be resolved through binding arbitration conducted pursuant to Section 12.5 of the License Agreement.

7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing. All statements as to factual matters contained in any certificate or other

6

Confidential Execution Version

instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Investor, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Investor or any of its representatives.

7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

7.4 Entire Agreement. This Agreement (including any exhibits hereto), and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. No party hereto shall be liable or bound to any other party in any manner with respect to the subject matter hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

7.6 Amendments and Waivers. This Agreement may be amended or modified, and the obligations of the Company and the Investor under this Agreement may be waived, discharged or terminated, only upon the written consent of the Company and the Investor. Any such waiver, discharge or termination effected in accordance with this Section 7.6 shall be binding upon the Investor and each transferee of the Shares, each future holder of all such securities and the Company.

7.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Company’s Certificate of Incorporation or the Company’s Bylaws, or otherwise afforded to any party, shall be cumulative and not alternative.

7.8 Notices. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, by express courier service (signature required) to the party to which it is directed at its address shown below or such other address as such party shall have last given by notice to the other party.

7

Confidential Execution Version

If to the Company, addressed to:

Day One Biopharmaceuticals, Inc.

2000 Sierra Point Parkway, Suite 501

Brisbane, CA 94005

USA

Attention: Adam Dubow

Email:

With a copy, which shall not constitute notice, to:

Fenwick & West LLP 801 California Street

Mountain View, CA 94041 USA

Attention: Stefano Quintini

Email:

If to the Investor, addressed to:

Ipsen Biopharmaceuticals, Inc.

One Main Street

Cambridge, MA 02142

Attn: François Garnier, EVP General Counsel & Chief Business Ethic Officer

Email:

With a copy, which shall not constitute notice, to:

8

Confidential Execution Version

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Ave. NW

Washington, D.C. 20037

Attention: Tony Chan

Email:

7.9 Expenses. Each party hereto shall pay all fees, costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

7.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. All references in this Agreement to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original. Electronic signatures that comply with applicable law are deemed original signatures.

7.12 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify and to hold harmless each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.13 being untrue.

7.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

7.15 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.16 No Publicity. The parties hereto agree that the provisions of Section 7.5 of the License Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by this Agreement and the License Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 7.5 of the License Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

9

Confidential Execution Version

[Remainder of Page Intentionally Left Blank]

10

Confidential Execution Version

In Witness Whereof, the parties hereto have executed this Investor Agreement as of the date first written above.

THE COMPANY:

DAY ONE BIOPHARMACEUTICALS, INC.

By:/s/ Jeremy Bender

Name: Jeremy Bender

Title: Chief Executive Officer

INVESTOR:

IPSEN BIOPHARMACEUTICALS, INC.

By:/s/ David Loew

Name: David Loew

Title: CEO of the Ipsen Group of Companies

Address: One Main Street, Cambridge MA, 02142

Confidential Execution Version

Schedule 7.5.1: Joint Press Release

Press release

Intended for international media and investor audiences only

Ipsen and Day One enter into exclusive ex-U.S. licensing agreement to commercialize tovorafenib for the most common childhood brain tumor

»
Ipsen secures ex-U.S. regulatory and commercial rights to tovorafenib for most common childhood brain tumor, pediatric low-grade glioma (pLGG), and any future indications
»
OJEMDA™ (tovorafenib) is the first FDA-approved treatment for relapsed or refractory pLGG harboring a BRAF fusion or rearrangement, or V600 mutation, following the pivotal Phase II trial, FIREFLY-1
»
Day One receives approximately $111 million upfront in cash and equity investment with up to approximately $350 million in milestone payments and double-digit tiered royalties
»
Ongoing Phase III trial, FIREFLY-2, is evaluating tovorafenib as a monotherapy for newly diagnosed children and young adults with RAF-altered low-grade glioma requiring first-line systemic therapy

PARIS, FRANCE, and BRISBANE, CALIFORNIA U.S., 25 July 2024 - Ipsen (Euronext: IPN; ADR: IPSEY) and Day One Biopharmaceuticals (Nasdaq: DAWN) (Day One), announced today a new global partnership outside the U.S. for tovorafenib, an oral, once-weekly, type II RAF inhibitor for pediatric low grade glioma (pLGG), the most common form of childhood brain cancer,i and any future indications developed by Day One.

Tovorafenib was granted Orphan Drug Designation and received U.S. FDA approval in April 2024ii as a monotherapy treatment for patients six months and older with relapsed or refractory pLGG harboring a BRAF fusion or rearrangement, or BRAF V600 mutation.iii These BRAF alterations account for more than half of pLGG cases worldwide and there are no approved targeted treatments for people with pLGG harboring BRAF fusions outside the U.S.i,iii,iv Day One will maintain exclusive global development and U.S. commercial rights for tovorafenib.

David Loew, Chief Executive Officer, Ipsen, commented “Today’s announcement marks an exciting addition to our portfolio. Tovorafenib has the potential to make a significant impact on children living with cancer and is an excellent example of our biomarker-driven strategy as we expand our portfolio. Pediatric low-grade glioma is the most common form of childhood brain cancer, and, outside the U.S., there are still no approved targeted treatments for people with pLGG caused by BRAF alterations, including BRAF fusions or V600 in the refractory/relapsed setting. We are delighted to partner with the team at Day One as we work to bring tovorafenib to every eligible patient around the world, who may benefit from this important new treatment option.”

Jeremy Bender, Ph.D., Chief Executive Officer, Day One commented, “Our collaboration with Ipsen to bring tovorafenib to patients worldwide highlights our shared commitment to bring novel therapeutics to patients who have limited treatment options. We believe Ipsen’s footprint in Europe and major regions outside of the U.S., in addition to their track record of bringing innovative medicines to market in oncology and rare pediatric diseases, will be an enormous benefit to tovorafenib and to the pediatric oncology community worldwide.”

Ipsen’s deep heritage and expertise in oncology means we can accelerate the delivery of this innovation as teams focus on regulatory activities outside the U.S. pLGG is the most common brain tumor diagnosed in children, with patients suffering profound tumor- and treatment-associated morbidities that can impact their life trajectory.i Depending on the tumor’s size, location and growth rate, pLGG can present with a

137942/00605/FW/20045121.1

Confidential Execution Version

variety of symptoms including vision, hearing and speech problems, neurological symptoms, premature puberty, physical changes and generalized symptoms such as balance problems, fatigue and nausea.v Mortality is relatively rare, however due to the chronic nature of pLGG and potential morbidity associated with treatment, the disease can significantly affect the development, cognition, education and overall quality of life of affected children, whilst negatively impacting the mental health of parents and caregivers.vi,vii

Under the terms of the agreement, Ipsen will be responsible for the regulatory and commercial activities for tovorafenib in all territories outside of the U.S. Day One will receive an upfront payment of approximately $111 million, which includes approximately $71 million in cash as well as a $40 million equity investment at a premium and up to approximately $350 million in additional launch and sales milestone payments. Day One will receive tiered double-digit royalties starting at mid-teens percentage on sales.

ENDS

About Ipsen

We are a global biopharmaceutical company with a focus on bringing transformative medicines to patients in three therapeutic areas: Oncology, Rare Disease and Neuroscience.

Our pipeline is fueled by external innovation and supported by nearly 100 years of development experience and global hubs in the U.S., France and the U.K. Our teams in more than 40 countries and our partnerships around the world enable us to bring medicines to patients in more than 80 countries.

Ipsen is listed in Paris (Euronext: IPN) and in the U.S. through a Sponsored Level I American Depositary Receipt program (ADR: IPSEY). For more information, visit ipsen.com.

About Day One Biopharmaceuticals

Day One Biopharmaceuticals believes when it comes to pediatric cancer, we can do better. Day One was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. Inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan, Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One.

Day One partners with leading clinical oncologists, families, and scientists to identify, acquire, and develop important targeted cancer treatments. Day One’s pipeline includes tovorafenib (OJEMDA™), pimasertib and DAY301.

Day One is based in Brisbane, California. For more information, please visit www.dayonebio.com or follow Day One on LinkedIn or X.

About tovorafenib

Tovorafenib (known as OJEMDATM in the U.S.) is a Type II RAF kinase inhibitor mutant BRAF V600, wild-type BRAF, and wild-type CRAF kinases. Tovorafenib is indicated for the treatment of patients 6 months of age and older with relapsed or refractory pediatric low-grade glioma (LGG) harboring a BRAF fusion or rearrangement, or BRAF V600 mutation. This indication is approved under accelerated approval based, in part, on response rate and duration of response according to multiple response assessment criteria: Response Assessment in Neuro-Oncology High-Grade Glioma (RANO-HGG) criteria, Response Assessment in Pediatric Neuro-Oncology Low-Grade Glioma (RAPNO LGG) criteria, and Response Assessment for Neuro-Oncology Low-Grade Glioma (RANO LGG) criteria. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s).

Tovorafenib is under evaluation as a therapy for patients aged 6 months to 25 years with pLGG harboring BRAF fusion or rearrangement, or BRAF V600 mutation requiring front-line treatment (Phase III FIREFLY-2/LOGGIC). It is also being studied in combination with the MEK inhibitor pimasertib for adolescent and

2

Confidential Execution Version

adult patient populations with recurrent or progressive solid tumors with MAPK pathway alterations (FIRELIGHT-1).

Tovorafenib was granted Breakthrough Therapy and Rare Pediatric Disease designations by the FDA for the treatment of patients with pLGG harboring an activating RAF alteration, and it was evaluated by the FDA under priority review. Tovorafenib has also received Orphan Drug designation from the FDA for the treatment of malignant glioma and from the European Commission for the treatment of glioma.

For more information, please visit www.ojemda.com.

About FIREFLY-1

FIREFLY-1 is evaluating tovorafenib as once-weekly monotherapy in patients aged 6 months to 25 years with relapsed or progressive pLGG harboring a known activating BRAF alteration. The trial is being conducted in collaboration with the Pacific Pediatric Neuro-Oncology Consortium. The pivotal and ongoing Phase II FIREFLY-1 studyv evaluated the safety and efficacy of tovorafenib in 137 relapsed or refractory BRAF-altered pLGG patients, who had received at least one line of prior therapy, across two study arms. Arm 1 (n=77) was used for the efficacy analyses and Arm 2 provided safety data for an additional 60 patients, initiated to enable access to tovorafenib once Arm 1 had fully recruited.ii,iii The primary endpoint in Arm 1 of best overall response rate (ORR), determined by independent radiology review committee (IRC) and based on Response Assessment in Neuro-Oncology High-Grade Glioma (RANO-HGG) criteria, achieved ORR of 67% and median time to response (TTR) of 3 months. At the time of data cutoff on 5 June 2023 there was a median duration of response (DOR) of 16.6 months. The secondary endpoint of best ORR by IRC according to Response Assessment in Pediatric Neuro-Oncology Low-Grade Glioma (RAPNO LGG) criteria was 51% with a median DOR of 13.8 months and median TTR of 5.3 months. Among 137 patients (arms 1 and 2), the most common all-grade treatment-related adverse events (TRAEs) were hair color changes (76%), elevated creatine phosphokinase (56%) and anemia (49%). Grade ≥3 TRAEs occurred in 42% of patients with elevated creatine phosphokinase (12%) and anemia (10%) as the most common. Nine (7%) patients had TRAEs leading to discontinuation of tovorafenib.vi Additional information about FIREFLY-1 may be found at ClinicalTrials.gov, using Identifier NCT04775485.

About Pediatric Low-Grade Glioma

Pediatric low-grade glioma (pLGG) is the most common brain tumor with an estimated US incidence of 1,100 and Europe incidence of 700 children per year who are eligible for front-line systemic therapy.i,viii BRAF is the gene most commonly altered in pLGG, which include two primary types of BRAF alterations – a BRAF gene fusion and BRAF point mutation. These BRAF alterations account for >50% of pLGG cases worldwide and until now there were no approved treatments for people with pLGG driven by BRAF fusions.i,vi

Pediatric low-grade gliomas can be chronic and relentless, with patients suffering profound side effects from both the tumor and the treatment, which may include chemotherapy and radiation. These side effects can impact their life over the long term, and may include muscle weakness, loss of vision, and difficulty speaking. This type of tumor has a high risk of progression, and many children with pLGG require long-term treatment. While most children with pLGG survive their cancer, children who do not achieve a complete resection following surgery may face years of increasingly aggressive treatment.

Ipsen contacts

Email: corporate.communications@ipsen.com

Investors

Craig Marks | + 44 7584 349 193

Nicolas Bogler | +33 (0) 6 52 19 98 92

Media

3

Confidential Execution Version

Amy Wolf | +41 7 95 76 07 23

Jess Smith | + 44 7557 267 634

Day One biopharmaceuticals contacts

Investors

PJ Kelleher, LifeSci Advisors pkelleher@lifesciadvisors.com

Media

Laura Cooper, Day One media@dayonebio.com

Disclaimers and/or Forward-Looking Statements

The forward-looking statements, objectives and targets contained herein are based on Ipsen’s management strategy, current views and assumptions. Such statements involve known and unknown risks and uncertainties that may cause actual results, performance or events to differ materially from those anticipated herein. All of the above risks could affect Ipsen’s future ability to achieve its financial targets, which were set assuming reasonable macroeconomic conditions based on the information available today. Use of the words ‘believes’, ‘anticipates’ and ‘expects’ and similar expressions are intended to identify forward-looking statements, including Ipsen’s expectations regarding future events, including regulatory filings and determinations. Moreover, the targets described in this document were prepared without taking into account external-growth assumptions and potential future acquisitions, which may alter these parameters. These objectives are based on data and assumptions regarded as reasonable by Ipsen. These targets depend on conditions or facts likely to happen in the future, and not exclusively on historical data. Actual results may depart significantly from these targets given the occurrence of certain risks and uncertainties, notably the fact that a promising medicine in early development phase or clinical trial may end up never being launched on the market or reaching its commercial targets, notably for regulatory or competition reasons. Ipsen must face or might face competition from generic medicine that might translate into a loss of market share. Furthermore, the research and development process involves several stages each of which involves the substantial risk that Ipsen may fail to achieve its objectives and be forced to abandon its efforts with regards to a medicine in which it has invested significant sums. Therefore, Ipsen cannot be certain that favorable results obtained during preclinical trials will be confirmed subsequently during clinical trials, or that the results of clinical trials will be sufficient to demonstrate the safe and effective nature of the medicine concerned. There can be no guarantees a medicine will receive the necessary regulatory approvals or that the medicine will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements. Other risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and healthcare legislation; global trends toward healthcare cost containment; technological advances, new medicine and patents attained by competitors; challenges inherent in new-medicine development, including obtaining regulatory approval; Ipsen’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Ipsen’s patents and other protections for innovative medicines; and the exposure to litigation, including patent litigation, and/or regulatory actions. Ipsen also depends on third parties to develop and market some of its medicines which could potentially generate substantial royalties; these partners could behave in such ways which could cause damage to Ipsen’s activities and financial results. Ipsen cannot be certain that its partners will fulfil their obligations. It might be unable to obtain any benefit from those agreements. A default by any of Ipsen’s partners could generate lower revenues than expected. Such situations could have a negative impact on Ipsen’s business, financial position or performance. Ipsen expressly disclaims any obligation or undertaking to update or revise any forward-looking statements, targets or estimates contained in this press release to reflect any change in events, conditions, assumptions or circumstances on which any such statements are based, unless so required by applicable law. Ipsen’s

4

Confidential Execution Version

business is subject to the risk factors outlined in its registration documents filed with the French Autorité des Marchés Financiers. The risks and uncertainties set out are not exhaustive and the reader is advised to refer to Ipsen’s latest Universal Registration Document, available on ipsen.com.

Day One Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Day One’s entry into the exclusive global licensing agreement with Ipsen, Day One’s plans to develop cancer therapies, expectations from current clinical trials, and the ability of tovorafenib to treat pLGG or related indications.

Statements including words such as “believe,” “plan,” “continue,” “expect,” “will,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that may cause Day One’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties in this press release and other risks set forth in our filings with the Securities and Exchange Commission, including Day One’s ability to develop, obtain regulatory approval for or commercialize any product candidate, Day One’s ability to protect intellectual property, the potential impact of global business or macroeconomic conditions, including as a result of inflation, rising interest rates, instability in the global banking system, geopolitical conflicts and the sufficiency of Day One’s cash, cash equivalents and investments to fund its operations. These forward-looking statements speak only as of the date hereof and Day One specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

i Ryall S, et al. Acta Neuropathol Commun. 2020;8(1):30.

ii FDA grants accelerated approval to tovorafenib for patients with relapsed or refractory BRAF-altered pediatric low-grade glioma | FDA (last accessed July 2024)

iii Day One Press Release. April 2024. Available here: Day One’s OJEMDA™ (tovorafenib) Receives US FDA Accelerated Approval for Relapsed or Refractory BRAF-altered Pediatric Low-Grade Glioma (pLGG), the Most Common Form of Childhood Brain Tumor | Day One Biopharmaceuticals, Inc. (last accessed July 2024)

iv Sholl LM. Precis Cancer Med. 2020;3:26

v Dana-Farber Cancer Institute. Childhood low-grade gliomas. https://www.dana-farber.org/cancer-care/types/childhood-low-grade-gliomas Last accessed: July 2024

vi Traunwieser T, et al. Neurooncol Adv. 2020;2(1):vdaa094.

viiArmstrong GT, et al. Neuro Oncol. 2011;13(2):223-234.

viii Estimates of annual incidence and prevalence for addressable patient population in E.U. 4 + U.K. are based on Ipsen calculations from publicly available data (Eurostat, <25yo population; Global Burden of Disease 2019; Desandes et al. Incidence and survival of children with central nervous system primitive tumors in the French National Registry of Childhood Solid Tumors. Neuro Oncol. 2014 Jul;16(7):975-83. doi: 10.1093/neuonc/not309; Qaddoumi et al. Outcome and prognostic features in pediatric gliomas: a review of 6212 cases from the Surveillance, Epidemiology, and End Results database. Cancer. 2009 Dec 15;115(24):5761-70. doi: 10.1002/cncr.24663)

5

Schedule 8.7.1: Day One Marks

[*]

6

Schedule 9.3.1: Specific terms relating to controller to controller setting

[*]

7

Schedule 11.2: Regions

[*]

137942/00605/FW/20045121.1